UNITED STATES

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Castle Metals®

2016 Proxy Statement

& Notice of Annual Meeting of Stockholders

Table of Contents

Letter to Stockholders
Q&A With Our CEO
Notice of 2016 Annual Meeting of Stockholders
Board and Committee Governance

Proposal 1: Election of Class III Directors

Board Leadership

Standing Board Committees

Compensation Committee Interlocks and Insider Participation

Director Independence: financial Experts

Board meetings and Attendance

Non-Employee Director compensation

Oversight of Risk Management

Code of Conduct

Director Candidates

Related Party Transactions

2 7 8 9 9 10 10 12 13 13 14
Stock Ownership
Directors and Management Principal Stockholders Section 16(a) Beneficial Ownership Reporting Compliance	16 17 18
Compensation

Proposal 2: Advisory vote to approve Executive Compensation

Compensation Discussion & Analysis

Report of the Human Resources Committee

Compensation Tables

Payments on Termination or Change in Control

Equity Compensation Plan Information

19 20 32 33 42 49
Audit Matters
Proposal 3: Ratification of Appointment of Auditors Audit and non-Audit Fees Pre-Approval Policy Report of the Audit Committee	51 51 52 52
Other Voting Items
Proposal 4: Approval of Amendment to the 2008 Omnibus incentive Plan	54
Questions and Answers
Proxy material Availability Stockholder Proposals Communication with directors	63 66 66

2016 Proxy Statement

Letter to Stockholders

Steve Scheinkman, CEO

June 17, 2016

Dear Fellow Stockholder:

On behalf of A. M. Castle, we would like to thank you for your trust and continued support over the past year. While 2015 proved to be a very challenging year across the commodities and metals space, our management team and Board came together to effect meaningful and long-term positive change for the Company. As a result of the strategic actions taken in 2015, we have improved the financial and competitive position of the Company, while also reducing risk and enhancing the capital efficiency of our business.

When we announced my appointment as CEO in early 2015, it was apparent that significant change was necessary to return the Company to profitability and to improve our long-term financial position. Under my leadership, we reorganized and reenergized our management team and employee base and executed against an ambitious operational restructuring and refinancing plan.

The operational restructuring plan, announced in April 2015, was implemented to right size our business to the current economic environment and allow us to better serve our customers’ needs. These activities included the optimization of our facility footprint, cost cutting activities, and the opening of a new facility in Janesville, Wisconsin, which will serve as a center of excellence for our bar business in the Midwest. We executed this plan on time and within budget, and we believe that we will fully realize the expected cost reductions as projected.

In addition, over the past year we have taken significant steps to improve the capital structure of the business. Specifically, we announced a plan to refinance our public debt in January 2016, the sale of the vast majority of our energy-related inventory in February 2016, and the sale of the assets of our Total Plastics, Inc. (“TPI”) subsidiary in March 2016. The refinancing activities allowed us to de-lever our balance sheet and provided the liquidity we needed to reposition the organization for long term growth. The sale of TPI and our energy-related inventory not only added liquidity, but also helped us streamline our business to focus on our Aerospace and Industrial end markets, where our competitive position is more robust. With this strategic refinancing process now substantially complete, we believe we have established the financial foundation we need to grow and prosper in the future, all while enhancing the long-term competitiveness of the business.

The Management team and I are excited about the year ahead, but understand that the hard work is not behind us. Our job is to ensure that A.M. Castle remains focused on building long-term stockholder value. We remain steadfast in our confidence about the future of A.M. Castle and we look forward to working together to support our employees as they further enhance and build our brand. We look forward to reporting even more success to you in 2016.

Sincerely,

2016 Proxy Statement

Q&A with our President and
Chief Executive Officer

Steve Scheinkman was appointed as President and Chief Executive Officer of A.M. Castle in April 2015. Steve joined with extensive background in the metals service industry and had prior leadership history with A.M. Castle as he was the former President and Chief Executive Officer of Transtar Metals Corporation, which A. M. Castle acquired in late 2006. Steve’s long history in the industry and knowledge of A.M. Castle made him the ideal candidate to return the Company to long-term prosperity. Steve accepted this role with the intention of recapturing A.M. Castle’s niche leadership position in the industry. He led the Company through a substantial restructuring initiative in 2015, as well as a recent, successful refinancing of its public debt.

Can you talk about your first year as A.M. Castle’s CEO?

Having served in the industry for 27 years, including as President of what is now Castle’s aerospace business, I was well aware of the Company’s strong capability to provide metal products, services, and processing capabilities at the highest levels of quality and customer satisfaction. A.M. Castle has a great brand and a strong reputation in our industry. It was for those reasons that I was very excited to accept the position as President and CEO.

The Board and I had a clear vision of how to better empower our employees, utilize their expertise and creativity, and further develop a complete and customized solution that positions Castle as the go-to growth partner for our customers at all levels of the supply chain. That being said, I don’t think anyone could have predicted the headwinds that our industry experienced in 2015. Commodity pricing and ongoing end market pressures accelerated throughout the year, a trend that made my first year as CEO that much more challenging. Despite this, I am proud of our team and the progress we made on all facets that were within our control, including the successful completion of our restructuring and refinancing plans. With our improved financial and operational stability, we are now in a position to grow our business and opportunistically leverage our stronger balance sheet to improve our competitive position in 2016 and beyond.

Can you elaborate on the trends you’re seeing in Castle’s respective end markets? How will the reduced exposure to the Energy sector change the profile of A.M. Castle?

With the sale of our Total Plastics subsidiary and the sale of the vast majority of our energy-related inventory in early 2016, A.M. Castle looks like a much different Company than it has historically. We will now focus almost entirely on the Aerospace and Industrial end markets. These are two markets that we know deeply and in which we enjoy a strong network of diverse customers and mill partners. This narrower focus will allow us to better refine our service and sales organization, react faster to our customers’ needs, and to provide a more comprehensive solution than we have in the past.

With my extensive background in Aerospace, I feel very comfortable that we can be industry leaders in that market given the changes we’ve made internally to build out our team and become even closer to our customers through local market empowerment. Market data and channel checks all show encouraging signs in Aerospace, and I feel confident that we can continue the positive momentum we have built in an effort to capture market share and continue to grow in that end market.

With regard to our Industrial end market, while the economic data remains less optimistic in the near-term, we now have the internal structure in place to react to our customers’ demands while maintaining appropriate inventory levels and lead times. We have rightsized our branch network to reflect the current market environment, and when we do experience a rebound in the Industrial economy, we believe we will be in a strong position to capture new business and grow our market share.

2016 Proxy Statement

How do you feel about the Company’s performance? What expectations do you have for the year ahead? Can stockholders have confidence that AM Castle will find ways to create long-term stockholder value?

Our original restructuring plan from April 2015 had two essential thrusts – (1) improve the value proposition we provide our customers by increasing customer intimacy, service, and support, and (2) improve the financial position of the Company through better balance sheet management and a reduced, more efficient cost structure. Regarding the first component, we have significantly improved our value proposition by driving more resources, capabilities, responsibility, and accountability down to our branches so they may be closer to our customers and more responsive to the customers’ evolving needs. We have also maintained the highest level of quality, service, and safety for which we are known. Regarding the second thrust, we have efficiently managed our inventory, sold some of our real estate and other non-core assets, and recently sold the assets of our Total Plastics, Inc. subsidiary and the vast majority of our remaining energy-related inventory, all with the ultimate goal of de-leveraging our balance sheet and driving to profitability. Our recent refinancing was crucial in improving our capital structure and throughout all of the restructuring initiatives, we’ve maintained our focus on customer satisfaction and quality. So with regard to everything in our control, we have delivered, in my opinion. However, as with any Company, our goal is to constantly improve stockholder value. To do that, number one priority is to become EBITDA positive as quickly as possible. All of the initiatives we’ve undertaken have created the platform to become a profitable Company, as we continue our recovery.

Notice of Annual Meeting of Stockholders

WHEN:	WHERE:
Wednesday, July 27, 2016	1420 Kensington Road, Suite 220
10:00 a.m., Central Time	Oak Brook, Illinois 60523

We are pleased to invite you to join our Board of Directors and senior management at Castle’s 2016 Annual Meeting of Stockholders.

Items of Business:

1.	Election of Class III directors;

2.	To approve the Company’s executive compensation on an advisory (non-binding) basis;

3.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2016;

4.	To approve an amendment to the 2008 A.M. Castle & Co. Omnibus Incentive Plan (the “Plan”) to increase the share reserve by two million shares, and to effect certain other changes as described herein; and

5.	To conduct any other business that may properly come before the Annual Meeting.

Record Date:

The Board of Directors of the Company has fixed the close of business on June 6, 2016, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On or about June 17, 2016, a full set of proxy materials, including a copy of the Proxy Statement, the annual report and a proxy card, was first made available to our stockholders of record.

How to Vote:

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Please review the instructions on each of your voting options described on the enclosed proxy card.

Meeting Admission Requirements:

If you plan to attend the meeting in person, refer to the question and answer section on page 63 for important details on admission requirements.

By Order of the Board of Directors,

Marec E. Edgar

Executive Vice President, General Counsel,

Secretary & Chief Administrative Officer

Oak Brook, IL
June 17, 2016

The Proxy Statement and Annual Report are available at www.proxyvote.com

2016 Proxy Statement

GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens our Board and Management accountability and builds trust in Castle. The Governance section of our proxy follows, which includes the below highlights:

•     Independent, Non-Executive Board Chairman

•     Regular Executive Sessions of Independent Directors

•     Active Board Oversight of Risk Management

•     Annual Board and Committee Self-Evaluations

•     Stock Ownership Guidelines for Officers and Non-Employee Directors

•     Cash and Equity Awards with Clawback Provisions

•     Anti-Hedging and Anti-Pledging Policies

GOVERNANCE DOCUMENT DASHBOARD

You can access the following key governance materials on the “Corporate Governance” section of Castle’s website at

https://www.castlemetals.com/investors/corporate-governance.

*The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

•     Corporate Governance Guidelines & Board and Committee Charters

•     Code of Conduct for Directors

•     Code of Conduct for Officers

•     Audit, Human Resources, and Governance Committee Charters

•     Related Party Transactions & Insider Trading Policies

1	2016 Proxy Statement

Proposal 1 – Election of Class III
Director Nominees

Proposal Snapshot What am I voting on? Stockholders are being asked to elect three Director nominees for a three-year term. This section includes information about the Board of Directors and each Director nominee. Voting recommendation: FOR the election of each of the Class III Director nominees. The combination of the various qualifications, skills, and experiences of the Class III Director nominees would contribute to an effective and well-functioning Board. The Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Board Structure

Our Board is currently comprised of eight directors who are divided into three classes, each of whom is elected for a three-year term. The term of the Class III Directors expires at this year’s Annual Meeting of Stockholders. If elected at the Annual Meeting, each of our Class III Directors will serve until the 2019 Annual Meeting. In connection with the 2016 Settlement Agreement with Raging Capital Group, as described below, the nominees for Class III Directors are Mr. Gary Masse, Mr. Richard N. Burger and Mr. Michael Sheehan. Prior to the settlement with Raging Capital, current Class III directors Mr. Brian Anderson and Mr. Reuben Donnelley notified the Company that they would not stand for re-election at the Annual Meeting. The Board would like to thank Mr. Anderson and Mr. Donnelley for their dedicated service to the Company.

If any of the director nominees unexpectedly become unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

2015 Board Membership Changes

On March 17, 2015, Mr. Terrence Keating and Mr. John McCartney resigned from their positions as Class I Directors and three new directors joined our Board: Mr. Steven Scheinkman, Mr. Kenneth Traub, and Mr. Allan Young.

On April 16, 2015, Mr. Scott Dolan resigned as the Company’s President and Chief Executive Officer, and as a Class II Director. Mr. Steven Scheinkman was appointed as the Company’s President and Chief Executive Officer.

On October 30, 2015, Mr. James Kelly resigned from his position as a Class I Director of our Board.

2	2016 Proxy Statement

Director Nominees Qualifications and Experience

The following biographical information is given as of the date of this Proxy Statement for all directors. Our directors have a variety of qualifications, skills and experience that contribute to an effective and well-functioning Board. All of our directors possess the following key characteristics:

•	Wealth of leadership experience;

•	Demonstrate business acumen and an ability to exercise sound business judgment;

•	Extensive board and/or financial experience; and

•	Reputation for integrity, honesty and adherence to the highest ethical standards.

The biographies of our directors include the year in which each individual first became a director of the Company, the Committee(s) of the Board on which the director currently serves, the director’s age, business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and individual experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

Settlement Agreement with Raging Capital

On May 27, 2016, the Company entered into a Settlement Agreement (the “2016 Settlement Agreement”) with Raging Capital Management, LLC and certain of its affiliates (the “Raging Capital Group”) and Mr. Kenneth H. Traub, Mr. Allan J. Young and Mr. Richard N. Burger.

Pursuant to the terms of the 2016 Settlement Agreement, the Board of Directors of the Company agreed to nominate for election at the Annual Meeting (a) Richard N. Burger, (b) Michael Sheehan and (c) current director Gary A. Masse to serve as Class III directors (with a term expiring at the Company’s 2019 annual meeting of stockholders). The Board also agreed to appoint Mr. Masse as Chairman, effective immediately, and to disband the Finance Committee it had previously formed in connection with its prior settlement with Raging Capital in March 2015.

For additional information regarding the 2016 Settlement Agreement, see “Related Parties—Related Party Transactions and Relationships” and the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2016.

Class III Directors and Director Nominees

Richard Burger Age: 65 Background Richard Burger is the former Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Coleman Cable, Inc., which was a public company and leading provider of electrical wire and cable products in the United States and Canada. Mr. Burger spent 17 years at Coleman Cable, 13 of which were in the EVP/CFO position where he directed numerous acquisitions and led the Company’s accounting, finance, information technologies, human resources functions, and investor relations activities. Qualifications Prior to Coleman Cable, Mr. Burger was the President of Accounting Advantage, the President and CEO of Burns Aerospace, and a Vice President and Treasurer at Ferox Microsystems. His experience also includes accounting and financial roles at Fairchild Industries, Marriot Corporation and Price Waterhouse & Co. Mr. Burger received an MBA from the University of Baltimore and a Bachelor of Science with a Major in Accounting from Towson University.

3	2016 Proxy Statement

Gary A. Masse Age: 54 Director since: 2012 Chairman Independent Committees Audit Human Resources Background Chief Executive Officer of Coveris Holdings Corp., a global plastics packaging company, since April 2014. Mr. Masse previously served as Chief Executive Officer of Precision Holding, LLC. a leading global manufacturing and engineering services company, from 2010 to April 2014. Mr. Masse served as Group President - Cooper Tools & Hardware, a business unit of Cooper Industries Plc, a diversified manufacturer of electrical products, tools and hardware, from 2006 to 2010. Mr. Masse joined Cooper after nine years with Danaher Corporation, a global designer, manufacturer and marketer of a wide variety of industrial products, where he most recently served as Vice President and Group Executive of its Gilbarco/Veeder-Root business, a leading provider of equipment and integrated technology solutions to the retail petroleum and commercial fueling industry, from 2003 to 2005. Qualifications Mr. Masse’s service as Chief Executive Officer of Coveris Holdings Corp. and previously of Precision Holding, LLC and his other executive and management experience well qualifies him to serve on our Board. His expertise in leading complex global organizations, as well as strong background and experience in engineering, manufacturing (domestic and international), and business development contributes greatly to the Board’s composition.

Michael Sheehan Age: 55 Background Michacl Sheehan is the current Chief Executive Officer of Boston Globe Media Partners. Prior to joining the Globe in January 2014, he spent 20 years at Hill Holliday, where he served as Chairman. Chief Executive Officer, President, and Chief Creative Officer. During his tenure as President and CEO, Hill Holiday grew 85%. He has also served as Executive Vice President and Executive Creative Director for DDB Chicago, another large advertising agency. Qualifications Mr. Sheehan has served on the Board of Directors of BJ’s Wholesale Club where he chaired the Compensation Committee and was a member of the Governance Committee. He has also served on the Board of the American Association of Advertising Agencies, and has chaired the Board of Trustees of his alma mater, Saint Anselm College. He currently serves on the Boards of ChoiccStream, a leading programmatic advertising firm as well as the American Repertory Theater and Catholic Charities of the Archdiocese of Boston. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a B.A. in English.

4	2016 Proxy Statement

DIRECTORS NOT STANDING FOR ELECTION

Class II Directors – Terms Expire in 2018

Pamela Forbes Lieberman Age: 62 Director since: 2007 Independent Committees Audit (Chair) Governance Human Resources Background Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Forbes Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a member owned wholesaler of hardware and related merchandise, and provider of marketing, merchandising and other value added services, from 2001 to 2004. Ms. Forbes Lieberman is also a director of Standard Motor Products, Inc., a leading manufacturer, distributor, and marketer of replacement parts for motor vehicles, since 2007, and VWR Corporation, a provider of laboratory products, services, and solutions, since 2009. She is also a member of the Board of Directors of the Company’s Kreher Steel joint venture, and has served as Chairperson of the Company’s Audit Committee since 2012. Qualifications Ms. Forbes Lieberman’s service as Chief Executive Officer of True Value Company brings to the Board senior executive experience leading a public reporting wholesale/distribution business, with expertise in turnaround management, communications, culture change, and distribution and supply chain strategies. Ms. Forbes lieberman also possesses valuable financial expertise, including extensive experience as chief financial officer of various distribution and manufacturing businesses, both public reporting and private, where she was directly responsible for financial and accounting issues, acquisition and divestitures and information systems. She also possesses public accounting expertise as a former senior manager at PricewaterhouseCoopers LLP. Through her service on the boards described above, she has valuable experience in governance, executive compensation, and finance, including private equity, and audit issues.

Kenneth H. Traub Age: 55 Director since: March 2015 Committees None Background Managing partner at Ragin Capital Management, LLC, an investment management firm, since 2015. Mr. Traub previously served as the President and Chief Executive Officer of Ethos Management, LLC, an investment advisory company, since 2009, the General Partner of Rosemark Capital, a private equity firm, since 2013, and the President and Chief Executive Officer of American Bank Note Holographies, Inc., a global supplier of optical security devices, from 1999 until its acquisition by JDS Uniphase Corp. in 2008. Mr. Traub is currently a director of the following public companies: (i) MRV Communications, Inc., a leading provider of optical communications network equipment and integration, since 2011, (ii) DSP Group, Inc., a leading global provider of wireless chipset solutions for converged communications, since 2012, (iii) Athersys, Inc., a biotechnology company engaged in the discovery and development of therapeutic product candidates, since 2012, and (iv) Intermolecular. Inc (IMI), a supplier of advanced material technologies, since May 2016. Mr. Traub previously served as a director of Vitesse Semiconductor Corporation, a leading supplier of integrated circuit solutions for next-generation carrier and enterprise networks, since 2013. Qualifications Mr. Traub’s service as Chief Executive Officer of Ethos Management, LLC and over 20 years of senior management, corporate governance, turnaround and transactional experience with various public and private companies well qualifies him to serve on our Board. His wealth of board experience will allow him to provide valuable advice and guidance to our Board.

5	2016 Proxy Statement

Allan J. Young Age: 60 Director since: March 2015 Committees Governance Background Managing Partner at Raging Capital Management, LLC, an investment management firm, since 2006. Mr. Young previously served as a Director of Research at RateFinancials. Inc., an independent securities research firm, from 2003 to 2006, and as a director of SMG Indium Resources Ltd., a company that stockpiles indium for consumer electronics manufacturing applications, from 2013 to January 2016. Qualifications Mr. Young’s extensive experience in financial analysis, accounting, public company reporting, and corporate governance well qualifies him to serve on our Board. His strong financial background and experience with investment analysis provides the Board with valuable financial expertise.

Class I Directors – Terms Expire in 2017

Jonathan B. Mellin Age: 52 Director since: 2014 Independent Committees Governance Background President and Chief Executive Officer of Simpson Estates, Inc., a private asset management firm, since 2013. Mr. Mellin became President of Simpson Estates, Inc. in 2012. prior to being appointed as Chief Executive Officer. Prior to joining Simpson Estates, Inc., Mr. Mellin served as the Chief Financial Officer for the Connors Family group of companies, from 2005 to 2012. Qualifications Mr. Mellin’s years of experience as the Chief Financial Officer of large private companies and subsidiaries of publicly-held companies provides valuable financial expertise to the Board, including extensive experience in annual business planning, forecasting, and expense reduction. His expertise in leading complex finance functions as well as strong background and experience with strategic acquisitions and major restructuring projects contributes greatly to the Board’s composition. Mr. Mellin is also a Certified Public Accountant.

6	2016 Proxy Statement

Steven W. Scheinkman Age: 62 Director since: March 2015 Committees None Background President and Chief Executive Officer of the Company since April 2015. Prior to joining the Company, Mr. Scheinkman served as President and Chief Executive Officer and a director of Innovative Building Systems LLC, and certain of its affiliates and predecessor entities, a leading customer modular home producer, since 2010. He served as a director of Claymont Steel Holdings, Inc., a manufacturer of custom discrete steel plate, from 2006 to 2008. He served as the President and Chief Executive Officer and a director of Transtar Metals Corp. (“Transtar”), a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries, from 1999 to 2006. Following Transtar’s acquisition by the Company in September 2006, he served as President of Transtar Metals Holdings Inc. until September 2007 and thereafter served as its advisor until December 2007. He served in various capacities as an executive officer of Macsteel Service Centers USA, a distributor and processor of steel products, including President, Chief Operating Officer and Chief Financial Officer, from 1986 to 1999. Qualifications Mr. Scheinkman’s extensive experience serving as an executive of various metal products companies coupled with his significant financial expertise makes him a valuable addition to the Board.

BOARD LEADERSHIP

The Board currently separates the roles of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chairman of the Board, Gary A. Masse, is an independent director and became Chairman in 2016. Mr. Masse also currently serves as a member of the Audit and Human Resources Committees, and also regularly attends meetings of the other standing committees of the Board. With the new Class III directors expected to join after the Annual Meeting, the Board will re-evaluate its committee structure following the Annual Meeting.

The Chairman of the Board:

•	Provides strategic leadership and guidance;

•	Establishes the agendas for Board meetings, with advice from senior management;

•	Advises and consults with the Chief Executive Officer regarding strategies, risks, opportunities, and other matters; and

•	Presides over meetings of the full Board and executive sessions of independent directors.

The Chief Executive Officer, Steven Scheinkman, was elected to the position of President and Chief Executive Officer in April 2015, after previous service as President and Chief Executive Officer of Innovative Building Systems, LLC, and certain of its affiliates and predecessor entities. He is the principal management officer of the Company, with responsibility for supervision of its executive and senior management and its day-to-day operations and performance.

While the Board believes the Company’s leadership model provides appropriate oversight and an effective governance structure, it recognizes that, depending on the circumstances, other leadership models, such as combining the roles of Chief Executive Officer and Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

7	2016 Proxy Statement

STANDING BOARD COMMITTEES

The Board has three standing committees: the Audit Committee, the Governance Committee and the Human Resources Committee. Each committee has a written charter adopted by the Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at https://www.castlemetals.com/investors/corporate-governance.

Each Committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. The Board will review the composition of each committee in light of the expected changes to the Board’s composition as a result of the Annual Meeting.

The following table summarizes the current membership and responsibilities of each of our three standing Board Committees:

	Responsibilities	Current Committee Members
AUDIT COMMITTEE

•     Oversight of the quality and integrity of the Company’s financial statements and internal controls

•     Monitors the Company’s compliance with legal and regulatory requirements

•     Reviews the qualifications, performance, and independence of the Company’s independent auditors

•     Reviews the performance of the Company’s internal audit function

•     Oversight of annual risk management assessments

•     Monitors reports received on the Company’s incident reporting hotline

•     Oversight of compliance program, including an annual review of the Code of Conduct

•     Prepares the “Report of the Audit Committee” for our stockholders on page 52

Ms. Forbes Lieberman (Chair) Mr. Anderson Mr. Masse

GOVERNANCE COMMITTEE

•     Oversight of governance policies and practices

•     Reviews governance-related legal and regulatory matters that could impact the Company

•     Reviews and makes recommendations on the overall size and composition of the Board and its Committees

•     Oversight of Board recruitment, including identification of potential director candidates, evaluating candidates, and recommending nominees for membership to the full Board

•     Leads the annual self-evaluation of the Board and its Committees and reports the results

Mr. Anderson (Chair) Ms. Forbes Lieberman Mr. Mellin Mr. Young

8	2016 Proxy Statement

	Responsibilities	Current Committee Members
HUMAN RESOURCES COMMITTEE

•     Determines the composition and value of non-CEO executive officer compensation and makes recommendations with respect to CEO compensation to the independent members of the Board who collectively have final approval authority

•     Reviews the compensation philosophy, selection of compensation elements to balance risk, reward, and retention objectives and the alignment of incentive compensation to the Company’s strategy

•     Oversight of compensation plans and policies

•     Retains authority to retain and terminate a compensation consultant

•     Reviews and recommends changes to the Board regarding Director compensation

•     Prepares the Human Resources Committee’s report to stockholders as provided below in the section entitled, “Report of the Human Resources Committee,” below

Mr. Anderson (Interim Chair1) Ms. Forbes Lieberman Mr. Masse

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Current members of the Human Resources Committee are Brian Anderson (Interim Chairperson), Pamela Forbes Lieberman, and Gary Masse. All members of the Human Resources Committee are independent directors pursuant to NYSE standards, and no member is, or was during such member’s service on the Committee, an employee or former employee of the Company. During 2015, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Human Resources Committee.

DIRECTOR INDEPENDENCE; FINANCIAL EXPERTS

The Board has affirmatively determined that each current board member, except for Mr. Scheinkman, (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines, and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of the Company’s Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC, and that Mr. Anderson’s simultaneous service on the audit committees of W.W. Grainger, Inc., PulteGroup, Inc., James Hardie Industries Plc, and the Company does not impair his ability to serve effectively on the Company’s Audit Committee.

1As a result of the related party transactions in February 2016 with W.B. & Co. and FOM Corporation described below in the section entitled “Related Party Transactions and Relationships,” certain members of the Human Resources Committee were rendered no longer eligible to serve under our governance documents. To correct this, on March 9, 2016, the Board of Directors unanimously approved reconstitution of the Human Resources Committee to include the above-referenced Directors, for an interim period until such time as the Company’s director elections at its Annual Meeting for 2016 are completed and the then-current Board can re-assess its committee membership.

9	2016 Proxy Statement

BOARD MEETINGS AND ATTENDANCE

During 2015, the Board held seventeen meetings. The Board’s non-employee directors met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Anderson, the Chairman of the Board during 2015, presided as the chair at meetings or executive sessions of non-employee directors. Additionally, during 2015, there were five meetings of the Audit Committee, four meetings of the Finance Committee, seven meetings of the Governance Committee, and six meetings of the Human Resources Committee. All of the directors attended 75% or more of all the meetings of the Board and the Committees on which he or she served. All of the directors, other than Messrs. Masse and Kelly, attended the 2015 Annual Meeting of Stockholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are not employees of the Company receive an annual $60,000 cash retainer, paid in quarterly installments. Additional annual retainers are paid to our Board Leadership, as shown below:

Role	Additional Annual Retainers
Board Chairperson	$40,000
Audit Committee Chairperson*	$40,000
Governance Committee Chairperson	$5,000
Human Resources Committee Chairperson	$7,500
*Includes service as a director of the Company’s Kreher Steel joint venture.

In addition, our non-employee director compensation program includes the following components:

•	Annual restricted stock award in an amount valued at $70,000, based upon the 60-day trailing average stock price on the date of grant. The 2015 restricted stock grants vest upon the expiration of three years from the date of grant, and the 2016 restricted stock grants are expected to vest upon the expiration of one year from the date of grant;

•	Reimbursement for travel and accommodation expenses incurred to attend meetings and participate in other corporate functions;

•	Reimbursement for the cost of attending one director continuing education program annually; and

•	Company-paid personal excess liability, business travel accident, and director and officer liability insurance policies covering each of our directors.

The Company also maintains a Directors Deferred Compensation Plan (the “Directors Plan”), under which a director may elect to defer receipt of up to 100% of his or her board compensation for the following year. A director may elect to defer board compensation into either an interest or a stock equivalent investment option. Compensation held in the interest account is credited with interest at the rate of 6% per year compounded annually. Compensation deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such compensation would otherwise have been paid to the director to yield a number of stock equivalent units.

Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation.

10	2016 Proxy Statement

Director Compensation Table - Fiscal Year 2015

The following table summarizes the compensation paid to or earned by the non-employee directors for 2015. Employees of the Company who serve as directors receive no additional compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Brian Anderson	104,688	69,815	—	—	174,503
Reuben Donnelley	60,000	69,815	7,076	—	136,891
Terrence Keating(3)	27,667	—	—	—	27,667
James Kelly(4)	69,115	69,815	—	—	138,930
Pamela Forbes Lieberman(5)	100,000	69,815	—	—	169,815
Gary Masse	60,000	69,815	—	—	129,815
John McCartney(6)	27,667	—	—	—	27,667
Jonathan Mellin	62,708	69,815	—	—	132,523
Steven Scheinkman(7)	2,500	—	—	—	2,500
Kenneth Traub	35,796	69,815	—	—	105,611
Allan Young	32,500	69,815	—	—	102,315

(1)	Stock Awards. On April 23, 2015, each director received an annual restricted stock award of 18,667 shares of our common stock. The amounts shown reflect the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2015, each director held the following number of shares subject to outstanding unvested stock awards:

•	Mr. Anderson – 30,629 shares;

•	Mr. Donnelley – 27,667 shares;

•	Ms. Forbes Lieberman – 27,667 shares;

•	Mr. Masse – 27,667 shares;

•	Mr. Mellin – 18,667 shares;

•	Mr. Traub. – 18,667 shares; and

•	Mr. Young – 18,667 shares.

(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. Nonqualified deferred compensation plan interest account balances earn interest at the rate of 6% per year. The amount shown in the table above reflects that portion of the earnings that exceeds 120% of the long-term applicable federal rate (based on the average 120% rate of 3.01% for 2015). In 2015, Mr. Donnelley deferred 100% of his annual cash retainer into an interest bearing account.

(3)	Mr. Terrence Keating resigned from the Board on March 17, 2015. In recognition of his service to the Company, the Board approved the acceleration of Mr. Keating’s unvested restricted stock awards, in the amount of 14,804 shares. Pursuant to his deferred compensation election, Mr. Keating also received payouts of the cash and stock equivalent units held in his account of $98,001.55 and 9,680 shares, respectively.

(4)	Mr. James Kelly resigned from the Board on October 30, 2015. In recognition of his service to the Company, the Board approved the acceleration of Mr. Kelly’s unvested restricted stock awards, in the aggregate amount of 27,667 shares.

(5)	Ms. Pamela Forbes Lieberman’s Board fees earned include $30,000 compensation received for being a member of Kreher Steel Company’s Board of Directors.

11	2016 Proxy Statement

(6)	Mr. John McCartney resigned from the Board on March 17, 2015. In recognition of his service to the Company, the Board approved the acceleration of Mr. McCartney’s unvested restricted stock awards, in the aggregate amount of 14,804 shares. Pursuant to his deferred compensation election, Mr. McCartney also received payouts of the cash and stock equivalent units held in his account of $56,944.48 and 3,006 shares, respectively.

(7)	Mr. Steven Scheinkman was elected to the Company’s Board on March 17, 2015, and served as a non-employee director until his election as Chief Executive Officer on April 16, 2015. The compensation he received for his service as Chief Executive Officer in 2015 is set forth in the Summary Compensation Table.

Director Stock Ownership Guidelines

Director stock ownership guidelines require each director to beneficially own Company common stock with a value equivalent to four times the annual cash retainer (not including any chairperson retainer(s)). Directors have five years from the date they are initially elected as a director in which to accumulate the required amount. The equity components that are used to meet the director stock ownership guidelines are as follows:

•	Shares owned outright and beneficially;

•	Restricted stock;

•	Stock equivalent units; and

•	Unexercised, vested stock options.

Please see the “Stock Ownership” section below for additional detail on the stock holdings of our directors.

OVERSIGHT OF RISK MANAGEMENT

The Board is actively involved in oversight of risks that could affect the Company. The Board implements its risk oversight function both as a whole and through delegation to Board Committees, which meet regularly and report back to the full Board. The risk management role of each of our Board Committees is detailed further below:

•	The Audit Committee oversees the risk related to the Company’s financial statements, financial reporting process and accounting and legal matters. The Audit Committee oversees the internal audit function, the Company’s Code of Conduct program and monitors the Company’s cyber security action plans. Additionally, the outcome of the Company’s periodic Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures, is reviewed with the Audit Committee.

•	The Governance Committee oversees the governance-related risk, including development of the Company’s policies and practices, and Board succession planning.

•	The Human Resources Committee oversees the risks associated with the Company’s compensation programs. As discussed in more detail on page 32, the Human Resources Committee reviews and approves compensation features that mitigate risk and align pay to performance with the interests of our executives and our stockholders.

The full Board retains responsibility for general oversight of risks. Key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review. Additional information regarding the risks faced by the Company are included in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended.

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CODE OF CONDUCT

The Board has adopted a Code of Conduct for Directors and a Code of Conduct for Officers. A copy of our Code of Conduct policies can be found on the “Corporate Governance” section of the Company’s website at https://www.castlemetals.com/investors/corporate-governance.

Every Director and Officer is required to read and follow the Code that is applicable to their role. Any waiver of either Code of Conduct requires the approval of the Governance Committee, and must be promptly disclosed to our stockholders. We intend to disclose on the “Corporate Governance” section of our website any amendments to, or waivers from, the Code of Conduct.

DIRECTOR CANDIDATES

Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with the Company’s Bylaws, which require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to the Corporate Secretary at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will generally consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.

The current membership of the Board represents a diverse mix of directors in terms of background and expertise. In considering whether to recommend persons to be nominated for directors, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines, which include:

•	Business experience;

•	Integrity;

•	Absence of conflict or potential conflict of interest;

•	Ability to make independent analytical inquiries;

•	Understanding of the Company’s business environment; and

•	Willingness to devote adequate time to Board duties.

While our Corporate Governance Guidelines do not prescribe specific diversity standards, they do provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved, their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field, and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Under the Company’s Corporate Governance Guidelines, no director may be nominated for re-election following their 72nd birthday. On the recommendation of the Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interests of the Company.

13	2016 Proxy Statement

RELATED PARTIES

Our Related Party Transactions Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include:

•	Directors;

•	Director nominees;

•	Executive officers;

•	5% stockholders;

•	Immediate family members of the above persons; and

•	Entities in which the above persons have a direct or indirect material interest.

Potential related party transactions are reviewed by the General Counsel, and if the General Counsel determines that the proposed transaction is a related-party transaction for such purposes, the proposed transaction is then submitted to the Governance Committee for review.

The Governance Committee considers all of the relevant facts and circumstances available, including but not limited to:

•	whether the proposed transaction is on terms that are fair to the Company and no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to, the Company;

•	the impact on a director’s independence, in the event such person is a director; and

•	whether the proposed transaction would present an improper conflict of interest.

In the event that the Company becomes aware of a related-party transaction that has not been previously approved or ratified by the Governance Committee, a similar process will be undertaken by the Governance Committee in order to determine if the existing transaction should continue or be terminated.

A copy of our Related Party Transactions Policy can be found on the “Corporate Governance” section of our website at https://www.castlemetals.com/investors/corporate-governance.

Related Party Transactions and Relationships

Raging Capital Management, LLC

2015 Settlement Agreement

On March 17, 2015, the Company entered into a Settlement Agreement (the “2015 Settlement Agreement”) with the Raging Capital Group and Mr. Steven W. Scheinkman, Mr. Kenneth Traub and Mr. Allan Young.

Pursuant to the terms of the 2015 Settlement Agreement, the size of the Board of Directors was expanded from 9 to 10 members, and the Company agreed to nominate three Raging Capital Group director nominees to our Board. The Board also formed a Finance Committee to review, evaluate and make recommendations to the Board regarding the Company’s capital structure, working capital management and other financial policies.

If the members of Raging Capital Group cease collectively to beneficially own less than 1,762,835 shares of the Company’s common stock, then one Raging Capital Group nominee selected by the Raging Capital Group (initially, Mr. Young) will promptly tender his resignation from the Board and any committee of the Board on which he is a member; provided, that the Board may, but is not obligated, to accept any such resignation.

Following Mr. Dolan’s resignation and the appointment of Mr. Scheinkman as President and Chief Executive Officer of the Company, the Company and the Raging Capital Group entered into a First Amendment to Settlement Agreement to allow the Company to reduce the size of its current Board to nine directors. A Second Amendment to the Settlement Agreement was entered into following Mr. Kelly’s resignation in October 2015 to allow the Company to further reduce the size of the Board to eight directors. All other terms of the Raging Capital 2015 Settlement Agreement remain unchanged.

14	2016 Proxy Statement

2016 Settlement Agreement

On May 27, 2016, the Company entered into the 2016 Settlement Agreement with the Raging Capital Group and Mr. Kenneth H. Traub, Mr. Allan J. Young and Mr. Richard N. Burger.

Pursuant to the terms of the 2016 Settlement Agreement, the Board of Directors of the Company agreed to nominate for election at the Company’s 2016 annual meeting of stockholders (a) Richard N. Burger, (b) Michael Sheehan and (c) current director Gary A. Masse to serve as Class III directors (with a term expiring at the Company’s 2019 annual meeting of stockholders). In addition, the Board agreed to disband the Finance Committee it had previously formed in connection with the 2015 Settlement Agreement and to hold its 2016 Annual Meeting of stockholders no later than July 27, 2016.

The members of the Raging Capital Group, Mr. Burger, Mr. Traub and Mr. Young also agreed to customary standstill restrictions during the standstill period beginning on the date of execution of the 2016 Settlement Agreement and ending on the date that is one day after the Company’s 2018 annual meeting of stockholders, including specified prohibitions against solicitation of proxies, submission of stockholder proposals, nomination of director candidates, formation of a group, calling a special meeting and engaging in extraordinary transactions with or involving the Company.

The standstill also restricts the members of the Raging Capital Group from acquiring beneficial ownership of in excess of 22.5% of the Company’s total outstanding common stock or beneficial ownership of any of the Company’s 12.75% Senior Secured Notes due 2016 (the “Old Secured Notes”), 12.75% Senior Secured Notes due 2018 (the “New Secured Notes”), 7.0% Convertible Senior Notes due 2017 (the “Old Convertible Notes”), 5.25% Convertible Senior Secured Notes due 2019 (the “New Convertible Notes”) or any other interests in the Company’s indebtedness such that the aggregate principal amount of all such indebtedness exceeds $40,000,000.

Raging Capital Group’s Ownership of Equity and Debt Securities

Two of our directors, Messrs. Young and Traub, are Managing Partners of, and hold an economic interest in, Raging Capital Group. Raging Capital Group currently owns approximately 14.6% of the Company’s outstanding common stock (excluding shares underlying the Company’s New Convertible Notes held by Raging Capital), $27,500,000 principal amount of the Company’s New Secured Notes and $2,940,000 principal amount of the Company’s New Convertible Notes.

In the first quarter of 2016, the Company entered into separate Transaction Support Agreements (the “Support Agreements”) with holders of the Company’s Old Secured Notes and Old Convertible Notes to refinance the Company’s public indebtedness. The Raging Capital Group is party to one of the Support Agreements. For additional information on the terms of the Support Agreements, as amended, see the Company’s Current Reports on Form 8-K filed with the SEC on March 22, 2016 and May 13, 2016.

As a holder of the Company’s Old Secured Notes and Old Convertible Notes, which were exchanged through private exchanges (the “Note Exchanges”) in early 2016 for the Company’s New Secured Notes and New Convertible Notes, respectively, pursuant to the terms of the Support Agreements (as defined above). Raging Capital Group received interest payments in 2015 with respect to such notes, commensurate with other holders of the Old Secured Notes and Old Convertible Notes. In connection with the exchange of its Old Secured Notes, Raging Capital Group received a consent payment commensurate with similarly situated holders of the Old Secured Notes. Raging Capital Group will receive interest payments with respect to the New Secured Notes and New Convertible Notes in 2016, commensurate with other holders thereof.

Simpson Estates, Inc.

Two of our current directors, Mr. Mellin and Mr. Donnelley are general partners of, and hold an economic interest in, entities affiliated with Simpson Estates, Inc. (collectively, “Simpson”). Simpson currently owns approximately 21.1% of the Company’s outstanding common stock and $32,496,000 principal amount of the Company’s New Secured Notes. Simpson is also party to one of the Support Agreements described above. Simpson received interest payments in 2015 with respect to its Old Secured Notes, and in connection with the exchange of its Old Secured Notes, received a consent payment commensurate with similarly situated holders of the Old Secured Notes.

15	2016 Proxy Statement

Simpson will receive interest payments with respect to the New Secured Notes in 2016, commensurate with other holders thereof.

STOCK OWNERSHIP

Directors, Director Nominees and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of June 6, 2016, by each of the Company’s directors and director nominees, each current or former named executive officer (“Named Executive Officer”) set forth in the Summary Compensation Table, and by all directors, director nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock	Additional Information
Directors and Director Nominees
Brian Anderson	69,894	*
Richard Burger	—	—
Reuben Donnelley	4,261,752	13.3%	See note 2 under “Principal Stockholders” table below.
Pamela Forbes Lieberman	50,017	*
Gary Masse	35,471	*
Jonathan Mellin	5,151,938	16.0%	See note 2 under “Principal Stockholders” table below.
Michael Sheehan	—	—
Kenneth Traub	37,555	*	See note 4 under “Principal Stockholders” table below.
Allan Young	18,667	*	See note 4 under “Principal Stockholders” table below.
Named Executive Officers
Steven Scheinkman	7,500	*
Patrick Anderson	25,682	*	Includes 4,800 vested, unexercised stock options.
Marec Edgar	—	—
Thomas Garrett†	32,591	*	Includes 7,991 vested, unexercised stock options.
Ronald Knopp	16,344	*
Former Named Executive Officers
Scott Dolan	238,265	*
Stephen Letnich	—	—
All directors, director nominees and executive officers as a group (12 persons)	5,343,174	16.6%	Includes 4,800 vested, unexercised stock options.

* Percentage of shares owned equals less than 1%.

† Mr. Garrett separated from employment on March 15, 2016.

16	2016 Proxy Statement

Principal Stockholders

The only persons who held of record or, to our knowledge (based on our review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of our common stock as of March 1, 2016, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (1)
Jonathan B. Mellin Reuben S. Donnelley W.B. & Co. FOM Corporation 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	6,789,269	(2)	21.1%
Stone House Capital Management, LLC SH Capital Partners, L.P. Mark Cohen 950 Third Avenue, 17th Floor New York, New York 10022	4,000,000	(3)	12.4%
Raging Capital Master Fund, Ltd. c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands Raging Capital Management, LLC William C. Martin Kenneth H. Traub Allan J. Young Robert L. Lerner Ten Princeton Avenue, P.O. Box 228 Rocky Hill, New Jersey 08553 Richard N. Burger	6,101,741	(4)	18.2%
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	2,719,632	(5)	8.5%

(1)	Applicable percentage ownership is based upon 32,129,911 shares of common Stock outstanding as of June 6, 2016.

(2)	Based on a Schedule 13D/A filed with the SEC on March 29, 2016. W.B. & Co. shares voting power with respect to 4,228,281 shares of common stock. Mr. Mellin has sole voting power over 54,323 shares of common stock, shared voting power over 5,097,615 shares of common stock, sole dispositive power over 109,791 shares of common stock and shared dispositive power over 869,334 shares of common stock. Mr. Donnelley has sole voting and dispositive power over 33,471 shares of common stock and shared voting power over 4,228,281 shares of common stock. FOM Corporation has sole voting power over 1,594,372 shares of common stock, shared voting and dispositive power over 572,688 shares of common stock and shared dispositive power over 572,688 shares of common stock.

(3)	Based on a Schedule 13D/A filed with the SEC on March 24, 2016. Each of Stone House Capital Management, LLC, SH Capital Partners, L.P. and Mark Cohen share voting and dispositive power with respect to the 4,000,000 shares of common stock beneficially owned by them.

(4)	Based on a Schedule 13D/A filed with the SEC on May 31, 2016. Includes 1,414,724 shares underlying the New Convertible Notes. Each of Raging Capital Management, LLC and William C. Martin share voting and dispositive power with respect to 6,045,519 shares of common stock. Mr. Traub has sole voting power over 37,555 shares of common stock and sole dispositive power over 18,888 shares of common stock. Mr. Young has sole voting power over 18,667 shares of common stock.

(5)	Based on a Schedule 13G/A filed on January 12, 2016.

17	2016 Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file reports of ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports.

Based on our review of the reports and upon the written confirmation that we received from each of our executive officers and directors, we believe that all Section 16(a) reports were timely filed in 2015.

18	2016 Proxy Statement

Proposal 2 – Advisory Vote to Approve
Executive Compensation

Proposal Snapshot What am I voting on? Stockholders are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis and the Compensation Tables below. Voting recommendation: FOR the advisory vote to approve executive compensation. The Human Resources Committee takes very seriously its responsibilities to oversee the Company’s compensation programs and values input from stockholders. The Human Resources Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Pay for performance is an essential element of the Company’s compensation philosophy. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

At our 2015 Annual Meeting of Stockholders, our stockholders expressed continued support of our executive compensation programs with 98% of the stockholders casting votes supporting our proposal. However, as a result of the Company’s restructuring actions in 2015, we have made a number of significant changes to our compensation programs with the long-term interests of our stockholders in mind. We greatly value our stockholders’ feedback on our program changes. The Company currently conducts annual advisory votes on executive compensation.

2015 Compensation Improvements:

•	Redesigned Short-Term Incentive Plan

•	Focused on creating an improved capital structure for the Company.

•	Opportunities for the Named Executive Officers tied to individual contributions to the successful refinancing of the Company’s long-term public debt.

•	Redesigned Long-Term Incentive Plan

•	Focused on aligning executive compensation with creating shareholder value through improved stock price performance.

•	For all Company participants, award mix changed from restricted stock units and performance shares to restricted stock units and non-qualified stock options.

This Proposal 2, commonly known as a “say-on-pay” proposal, is not intended to address any specific element of compensation; rather, your vote relates to the overall compensation structure of our Named Executive Officers, as described in this Proxy Statement. We ask you to support the following resolution:

“RESOLVED, that the stockholders APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”

19	2016 Proxy Statement

The Board of Directors recommends a vote FOR the advisory vote to approve executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers for 2015

Name	Position	Notes
Steven Scheinkman	President and Chief Executive Officer	Appointed to current role on April 16, 2015.
Patrick Anderson	Executive Vice President, Chief Financial Officer and Treasurer	Appointed to current expanded CFO role on May 27, 2015.
Marec Edgar	Executive Vice President, General Counsel, Secretary & Chief Administrative Officer	Appointed to current expanded CAO role on May 27, 2015.
Thomas Garrett	Vice President, President, Total Plastics	Appointed to this role on March 28, 1988. Mr. Garrett separated from employment on March 15, 2016.
Ronald Knopp	Executive Vice President, Chief Operating Officer	Appointed to current expanded COO role on May 27, 2015.
Scott Dolan	Former President and Chief Executive Officer	Resigned on April 16, 2015.
Stephen Letnich	Former Chief Commercial Officer	Separated from employment on June 24, 2015.

Executive Compensation Overview

Checklist of Compensation Practices
WHAT WE DO	WHAT WE DON’T DO

✓ Stringent stock ownership guidelines

✓ Align executive compensation with stockholder returns through long-term incentives

✓ Include “double-trigger” change in control provisions in equity awards

✓ Balance of short- and long-term incentives

✓ Clawback provisions in all compensation programs

✓ Annual stockholder “say-on-pay” advisory vote

✓ Condition grants of long-term incentive awards on execution of appropriate restrictive covenants

✗ Limited use of employment contracts ✗ No repricing underwater options ✗ No tax gross-ups ✗ No excessive perquisites ✗ No hedging of Company stock ✗ No pledging of Company stock

20	2016 Proxy Statement

Elements of Compensation, Recent Enhancements and Link to Strategy

We have three elements of total direct compensation: base salary, annual incentives, and long-term incentives, which are described in the following table. We also provide our Named Executive Officers with limited perquisites and standard retirement and benefit plans (see the sections below entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits”).

CEO 2015 Target Total Direct Compensation
Base Salary	44%
Cash Annual Incentive	15%
Long-Term Incentive	41%

Other Named Executive Officers’ 2015 Target Total Direct Compensation*
Base Salary	63%
Cash Annual Incentive	16%
Long-Term Incentive	21%
*represents average opportunity for Messrs, Anderson, Edgar, Garrett and Knopp in 2015

In the past year, we have made significant enhancements to our compensation program to further align leadership performance by focusing on future stock price appreciation to increase value to our stockholders.

Pay Element	Description and Purpose	Actions and Recent Enhancements	Link to Business and Talent Retention
Base Salary	• Fixed compensation recognizes individual performance, seniority, scope of responsibilities, leadership skills and experience. • Reviewed annually.	• Salary increases implemented under new consolidated management structure in May 2015 to recognize enhanced roles and responsibilities.	• Competitive base salaries help attract and retain executive talent. • Increases are not automatic or guaranteed.
Annual Incentives

•     Variable compensation based on performance against annually established targets and individual performance.

•     Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance.

• Reduced number of participants eligible to participate to align with short-term Company objectives; for 2015, our main focuses were to successfully complete the Company’s refinancing and effectuate immediate improvements to our capital structure.

•     Metrics and targets are evaluated each year for alignment with business strategy.

•     Consistent with strategy to focus on capital structure improvements, incentive was based on the executive management team’s individual efforts in successfully refinancing the Company’s long-term public debt.

21	2016 Proxy Statement

Pay Element	Description and Purpose	Actions and Recent Enhancements	Link to Business and Talent Retention
Long-Term Incentives

•     Variable equity compensation; payable in the form of restricted stock units and stock options.

•     Designed to drive sustainable performance that delivers long-term value to stockholders and directly ties the interests of executive to those of stockholders.

•     The Human Resources Committee reviews the equity metrics annually.

		• For 2015, the mix of equity was changed to 2/3 stock options and 1/3 restricted stock units.	• Our long-term incentive program is designed to focus on stock price appreciation. • Awards vest over multi-year periods to help encourage retention of talent.

Executive Compensation Philosophy

Each year, the Human Resources Committee reviews and approves the Company’s overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short-term and long-term incentive programs, and the use of equity, are intended to align compensation with the creation of stockholder value. Threshold, target, and maximum performance goals under incentive programs are selected so as to generate minimum, target, or maximum payouts, commensurate with performance, respectively.

These programs are designed to provide a total compensation opportunity for the Named Executive Officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, also known as the “market median guideline.” Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary; (ii) short-term incentive compensation; and (iii) long-term incentive compensation. In reviewing the Named Executive Officers’ target total cash compensation and total direct compensation opportunities, the Human Resources Committee uses the fiftieth percentile of the competitive market data (“market median,” as described below) as a guideline. In 2015, based on Company performance and corresponding incentive plan achievement, the actual total cash compensation and actual total direct compensation of the Named Executive Officers was below market median. Other factors considered by the Human Resources Committee in setting each Named Executive Officer’s opportunity are experience, internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance, and the alignment between Company performance and executive pay.

Benchmarking

In order to establish the market median guideline, the Human Resources Committee reviews competitive market compensation data on a biennial basis, including the compensation practices of selected similar companies (the “Compensation Peer Group”), and broader industry compensation data provided by its executive compensation consultant.

The Compensation Peer Group consists of publicly-traded corporations that operate either in the metals industry or in the distribution of industrial products, with a focus on those that have similar business models to Castle. The Compensation Peer Group for 2015 remained the same as 2014, and consisted of the following 13 companies:

Applied Industrial Tech, Inc.	Quanex Building Products Corporation	Kaman Corporation
Carpenter Technology Corp.	Schnitzer Steel Industries, Inc.	Lawson Products, Inc.
Gibraltar Industries, Inc.	Shiloh Industries, Inc.	The Timken Company
Global Brass and Copper Holdings	Haynes International, Inc.	Worthington Industries, Inc.
Olympic Steel Inc.

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Executive Compensation Process

Oversight of the Executive Compensation Programs

The Human Resources Committee oversees our executive compensation programs, operating under a charter that is reviewed annually and approved by the Board. All members of the Human Resources Committee are required to be independent and non-employee directors under the applicable NYSE and SEC rules. The Human Resources Committee operates with the assistance of an executive compensation consultant, who is engaged on an annual basis and is also independent of the Company and management.

Process for Executives other than the CEO

We utilize a formal performance management process to establish goals for our executive officers, including the Named Executive Officers, and to evaluate management performance. The Human Resources Committee annually reviews the performance of the executive officers with the CEO and the CEO’s recommendation for any changes in the executive officers’ compensation.

The CEO’s performance review of the executive officers addresses each executive’s performance relative to established financial and personal objectives and specific project assignments, and includes a review of the following leadership competencies:

•	Strategic leadership;

•	Driving execution;

•	Cross-functional alignment and collaboration;

•	Decision making;

•	Talent management;

•	Engaging and influencing others; and

•	Business, financial, and other relevant subject matter acumen.

In addition to the reviews of individual executive performance, the Human Resources Committee takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant regarding market pay levels and practices.

The Human Resources Committee also reviews and approves the material terms of any employment, severance, and change-in-control agreements with the Named Executive Officers, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.

Process for the CEO

Early each year, the Board meets in executive session with the CEO to discuss the CEO’s prior year performance, and to identify tentative goals for the upcoming year.

As with the process for the other Named Executive Officers, the Human Resources Committee considers individual performance, Company performance, and the analysis of its compensation consultant when setting the CEO’s compensation. The Human Resources Committee develops recommendations for CEO compensation for the upcoming year for consideration by the Board.

The Board meets annually, without the CEO present, to consider the recommendations of the Human Resources Committee, determine any compensation adjustments applicable to the CEO, and finalize the CEO’s goals and objectives for the upcoming year. The independent members of the Board then meet with the CEO.

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Base Salary

With the exception of the CEO, whose compensation was reviewed and recommended by the Human Resources Committee and approved by the independent members of the Board, the Human Resources Committee reviewed and approved the base salaries of the Named Executive Officers. In each case, the Human Resources Committee took into account the CEO’s recommendation, as well as experience, internal equity, the performance of each Named Executive Officer during the year, and external competitive compensation data. The Human Resources Committee made the following decisions regarding the base pay of the Named Executive Officers in 2015:

•	No changes were made to Mr. Scheinkman’s salary due to his April 16, 2015, hire date.

•	Mr. Patrick Anderson received an increase of 29% on May 27, 2015, in connection with his permanent appointment as Executive Vice President, Chief Financial Officer and Treasurer and expanded responsibilities.

•	Mr. Edgar received an increase of 18% on May 27, 2015, in connection with his expanded role as Executive Vice President, General Counsel, Secretary and Chief Administrative Officer.

•	No changes were made to Mr. Garrett’s salary.

•	Mr. Knopp received an increase of 30% on May 27, 2015, in connection with his expanded role as Executive Vice President, Chief Operating Officer.

Annual Incentives

Annual incentives are awarded under the Company’s Short-Term Incentive Program (“STIP”).

Reduction of 2015 STIP Targets

In July 2015, the Board voted to substantially redesign the STIP to focus on the Company’s immediate priorities—the completion of the Company’s refinancing and wholesale improvements to the financial condition of the Company. Accordingly, and as previously disclosed, the Board reduced each Named Executive Officer’s cash STIP opportunity (other than Mr. Garrett’s opportunity, which related to the performance of a Company subsidiary, Total Plastics, Inc. (“TPI”), and which remained unchanged) to 40% of the original target cash award. The Board also approved stock option awards under the STIP for each Named Executive Officer (other than Mr. Garrett) with a grant date fair value equal to approximately 18% of the original target cash award.

The original and modified 2015 STIP award opportunities for the named executive officers who were actively employed at the time of grant are shown below in detail (Messrs. Dolan and Letnich did not receive 2015 STIP awards because their employment with the Company terminated before such awards were granted, and thus, they are not included in the summary below):

Name	Original Target Bonus Opportunity	July 2015 Target Cash Bonus Opportunity	July 2015 Stock Option Award (#)	Stock Option Award Grant Date Value
Steven Scheinkman(1)	$576,148	$230,459	50,000	$105,000
Patrick Anderson	$165,000	$66,000	14,100	$29,610
Marec Edgar	$187,000	$74,800	15,900	$33,390
Thomas Garrett(2)	$99,502	$99,502	—	—
Ronald Knopp	$165,000	$66,000	14,100	$29,610

(1)	Mr. Scheinkman’s target cash award opportunity under the 2015 STIP was prorated based on his April 16, 2015 start date as President and Chief Executive Officer.

(2)	The performance measures applicable to Mr. Garrett’s 2015 STIP opportunity were EBITDA, On-Time Delivery, and Days’ Sales in Inventory for TPI for the year.

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2015 STIP Payouts

In February 2016, following the successful results of the Company’s refinancing efforts, the Board approved generally enhanced payouts under the 2015 STIP, in recognition of the significant achievements made by our Named Executive Officers in improving the Company’s overall financial health and the substantial advancements made with respect to the operational restructuring of the Company and the divestiture of various Company business segments (both completed and then in progress). The cash payouts ultimately approved by the Board under the 2015 STIP are provided in the table below:

Name	Actual 2015 STIP Cash Payout
Steven Scheinkman (1)	$230,459
Patrick Anderson	$165,000
Marec Edgar	$187,000
Thomas Garrett (2)	—
Ronald Knopp	$165,000

(1)	The Board determined to pay Mr. Scheinkman’s 2015 STIP award at his July 2015 target amount.

(2)	In lieu of a payout under the 2015 STIP and pursuant to the retention agreement entered into on February 15, 2016 (described in more detail in the section below entitled, “Retention Agreements”), Mr. Garrett received a $100,000 cash bonus, which was contingent upon his remaining employed by the Company through the earlier of April 1, 2016, or a sale of TPI.

In order to illustrate the Company’s historical performance against STIP performance measures, the following is a summary of the actual overall corporate STIP payout percentages achieved for the Named Executive Officers as a group (other than Mr. Garrett), expressed as a percentage of target opportunity, for the last three years:

•	31% in 2013

•	0% in 2014

•	59% in 2015

Changes to the STIP for 2016

To align the efforts of the Named Executive Officers (other than Mr. Garrett, who is no longer employed by the Company following the completion of the sale of TPI in March 2016) with the Company’s current goals, in February 2016, the Board approved the 2016 STIP with performance measures tied directly to: (1) de-leveraging the Company’s balance sheet and reducing interest expense through strategic asset sales completed at maximized value; and (2) improving the near-term profitability of the Company by ensuring cash-positive operating performance. Specifically, 60% of the Named Executive Officers’ 2016 STIP opportunity will be based on the total gross value delivered to the Company (and subsequently used for debt reduction) via the sale of pre-defined strategic assets; the remaining 40% of the Named Executive Officers’ 2016 STIP opportunity will be based on the Company’s achievement of cash-positive operating performance in 2016.

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Long-Term Incentives

Overview

We grant long-term incentive awards under our Long-Term Compensation Plan (“LTCP”) to our executive officers, including the Named Executive Officers, and select members of management, to reward performance over a three-year time period. Equity-based compensation remains an important component of the Company’s overall compensation strategy to align the interests of our Named Executive Officers with the interests of our stockholders and serves as an important tool for the Company with respect to attracting and retaining executive talent.

Under the LTCP, awards are granted annually at the discretion of the Human Resources Committee (or, in the case of the CEO, the Board). The Human Resources Committee approves a specific LTCP award opportunity for each executive officer (with the exception of the CEO, whose specific opportunity under the LTCP is reviewed and recommended by the Human Resources Committee and approved by the independent members of the Board). All LTCP awards described below are subject to the terms of the Plan, which was previously approved by the Company’s stockholders.

2015 Long-Term Incentive Award

The LTCP was updated in 2015 to replace grants of performance stock units, which used to be a component of the LTCP, with non-qualified stock options, in addition to time-based restricted stock units. Accordingly, our 2015-2017 LTCP was comprised of one-third restricted stock units and two-thirds non-qualified stock options. Approximately 50 employees were granted awards under the 2015-2017 LTCP.

The number of restricted stock units and stock options granted to our Named Executive Officers who were actively employed at the time of grant is provided below (Messrs. Dolan and Letnich did not receive 2015-2017 LTCP awards because their employment with the Company terminated before such awards were granted, and thus, they are not included in the summary below):

Name	Restricted Stock Units Award	Stock Option Award	Stock Option Award Grant Price
Steven Scheinkman	65,000	180,000	$3.92
Patrick Anderson	7,394	36,505	$3.92
Marec Edgar	11,454	41,373	$3.92
Thomas Garrett	7,914	24,216	$3.92
Ronald Knopp	9,147	36,505	$3.92

2014 Long-Term Incentive Award

The 2014-2016 LTCP remains outstanding and will vest on December 31, 2016. The 2014-2016 LTCP consists of two-thirds performance shares and one-third time-based restricted stock units.

2014 Performance Measures

As previously disclosed, the performance measures under the 2014-2016 LTCP consist of 50% relative total shareholder return (“RTSR”) and 50% return on invested capital (“ROIC”). Payout of the performance shares is based on the attainment of the following goals over a three-year period.

•	RTSR threshold is the 25th percentile	•	ROIC threshold is 4.5%
•	RTSR target is the 50th percentile	•	ROIC target is 6.0%
•	RTSR maximum is the 75th percentile	•	ROIC maximum is 7.5%

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The Human Resources Committee approves the performance measures, weightings, performance goals, and calibration of shares earned over the payout range between threshold, target and maximum opportunities. The RTSR peer group was previously disclosed in our 2015 Proxy Statement.

2014 Outstanding Awards

The outstanding awards under the 2014-2016 LTCP granted to each Named Executive Officer, other than Mr. Scheinkman, who joined the Company in April 2015, is shown below:

		Performance Shares
Name	Restricted Stock Units	Threshold	Target	Maximum
Patrick Anderson	3,002	3,007	6,013	12,026
Marec Edgar	4,937	4,944	9,888	19,776
Thomas Garrett	3,374	3,380	6,759	13,518
Ronald Knopp	3,632	3,638	7,275	14,550
Scott Dolan(1)	29,979	30,025	60,049	120,098
Stephen Letnich(1)	8,118	8,130	16,259	32,518

(1)	Outstanding awards forfeited upon departure from the Company.

2013 Long-Term Incentive Award

The 2013-2015 LTCP vested on December 31, 2015. The 2013-2015 LTCP consisted of two-thirds performance shares and one-third time-based restricted stock units.

2013 Performance Measures

As previously disclosed, the performance measures under the 2013-2015 LTCP consisted of 50% RTSR and 50% Three-Year Modified ROIC. Payout of the performance shares was based on the attainment of the following goals over a three-year period.

•	RTSR threshold is the 25th percentile	•	ROIC threshold is 10%
•	RTSR target is the 50th percentile	•	ROIC target is 11.5%
•	RTSR maximum is the 75th percentile	•	ROIC maximum is 13.5%

The RTSR Peer Group was previously disclosed in our 2015 Proxy Statement.

2013 Payout

Upon vesting and following the Human Resources Committee’s review of the attainment of the performance goals under the 2013-2015 LTCP, the following awards were paid out to the Named Executive Officers, other than Mr. Scheinkman and Mr. Edgar, who both joined the Company after the grant date for such awards.

Name	Restricted Stock Units	Performance Shares(1)
Patrick Anderson	2,300	—
Thomas Garrett	2,900	—
Ronald Knopp	2,700	—
Scott Dolan (2)	17,342	—
Stephen Letnich (3)	—	—

(1)	The Human Resources Committee reviewed the extent to which the performance measures were met and determined that the Company’s RTSR performance was below the 25th percentile and the Modified ROIC was below 10%. As the results were below the threshold goals, there were no performance shares paid out under the 2013-2015 LTCP.

(2)	Represents a prorated payout of the 2013-2015 LTCP RSUs, pursuant to Mr. Dolan’s Separation Agreement.

(3)	Shares were forfeited upon Mr. Letnich’s departure from the Company.

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Other Awards and Agreements

The Company primarily relies on the established long-term and short-term incentives for our executive officers. In limited circumstances, the Company uses awards of restricted stock, restricted stock units, and discretionary cash awards in connection with executive recruitment, for retention purposes, or in recognition of executive promotions or performance. A description of each of the outstanding awards or awards granted during 2015 under these limited circumstances is below.

Garrett Retention Agreement

On February 15, 2016, the Board entered into a retention agreement with Mr. Garrett to incentivize his assistance and ongoing performance in effectuating the sale of TPI. The retention agreement provided Mr. Garrett with the following benefits:

•	A retention bonus equal to 75% of his annual base salary, which was payable within 30 days following the closing of a transaction or series of transactions in which all or substantially all of the assets or common stock of TPI were sold, transferred, or otherwise disposed of (a “Sale of TPI”) before the first anniversary of the effective date of the agreement. Mr. Garrett was required to remain employed by TPI or an affiliate thereof through such a sale in order to receive the retention bonus (he was also entitled to receive the retention bonus in the event that his employment was terminated without “cause” or for “good reason,” as such terms are defined therein, during the term of the agreement and before a Sale of TPI).

•	A lump sum “enterprise value escalator” if the gross sale price at the closing of a Sale of TPI exceeded the target price established by the Human Resources Committee. Such enterprise value escalator was equal to $1.25 for every $100 by which the sale price realized on a Sale of TPI exceeded the target price, provided that Mr. Garrett remained continuously employed by TPI and the successor thereto for at least 180 days following the Sale of TPI (he was also entitled to receive the enterprise value escalator in the event that his employment was terminated without cause or for good reason after the Sale of TPI, but before 180 days following the Sale of TPI).

•	Enhanced severance benefits if Mr. Garrett’s employment was terminated (by TPI or its successor) within 24 months following the Sale of TPI without cause or for good reason, equal to the sum of: (i) 1.5 times Mr. Garrett’s annualized base salary, and (ii) the grossed-up cost of 18 months of COBRA continuation coverage at the same level of coverage that Mr. Garrett had elected prior to his termination, payable within 30 days following his termination of employment. Any severance benefits payable under the retention agreement was to be reduced by base salary amounts and COBRA benefits payable under Mr. Garrett’s severance and/or change in control agreements. Mr. Garrett would have been required to timely execute and not revoke a waiver and release of all claims against TPI and its affiliates.

•	A $100,000 cash payment in lieu of any amount payable to Mr. Garrett under the Company’s 2015 STIP (as noted above) on the earlier of April 1, 2016 or a Sale of TPI, provided that Mr. Garrett had remained continuously employed by TPI or an affiliate thereof until the earlier of such dates.

New CEO Arrangements

As previously disclosed, the Company entered into an employment offer letter dated April 16, 2015, with Mr. Scheinkman, and on April 17, 2015, the Board appointed Mr. Scheinkman to the position of President and Chief Executive Officer. In accordance with the offer letter, Mr. Scheinkman receives an annual base salary of $650,000 and is eligible for the annual and long-term awards described above. The Company also entered into severance and change in control agreements with Mr. Scheinkman. Such agreements are described below in the section entitled, “Potential Payments Upon Termination or Change in Control.”

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Mr. Dolan Resignation

As previously disclosed, in connection with the resignation of Mr. Dolan, the Company entered into a Separation Agreement and General Release with Mr. Dolan, dated April 16, 2015. For more information on this agreement, please see the description in the section below entitled, “Potential Payments Upon Termination or Change in Control.”

Other Cash Awards

In February 2015, Mr. Anderson received a $20,000 cash bonus in connection with his assumption of the Interim Chief Financial Officer role. In May 2015, Mr. Edgar received a $50,000 cash bonus in connection with his performance with respect to preparing for the 2015 Annual Meeting of Stockholders. Also in May 2015, Mr. Knopp received a $26,929 cash bonus in recognition of his promotion to Executive Vice President, Chief Operating Officer.

Severance and Change in Control Benefits

In order to attract and retain an appropriate caliber of talent, we provide our executive officers with the opportunity to be protected under severance and change in control agreements. Such severance and change in control agreements are summarized below in the section entitled, “Potential Payments Upon Termination or Change in Control.”

Retirement Benefits

We currently maintain the following retirement plans for our executive officers that are generally available to all non-union, salaried employees.

•	Salaried Pension Plan and Supplemental Pension Plan

We maintain the Salaried Employees Pension Plan (the “Salaried Pension Plan”), a qualified, noncontributory defined benefit pension plan covering eligible salaried employees who meet certain age and service requirements. We also maintain an unfunded supplemental employee retirement plan (the “Supplemental Pension Plan”) for our executives and senior management, which restores benefits lost due to compensation and benefits limitation imposed by the IRS on deferrals under the Salaried Pension Plan. As of June 30, 2008, the benefits under the Salaried Pension Plan and the Supplemental Pension Plan were frozen. There are no enhanced pension formulas or benefits available to the Named Executive Officers. Refer to the Pension Benefits table below for the value of accumulated pension benefits for the Named Executive Officers.

•	401(k) Savings and Retirement Plan

We maintain the 401(k) Savings and Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan, for our employees in the United States who work full-time. There are no enhanced 401(k) benefits available to the Named Executive Officers. Refer to the All Other Compensation Table below for the Company’s contributions to each Named Executive Officer under the 401(k) Plan.

•	Supplemental 401(k) Savings and Retirement Plan

We maintain an unfunded, nonqualified, deferred compensation plan, the Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), for our executive officers and senior management. The Supplemental 401(k) Plan has investment options that mirror our 401(k) Plan and provide participants with the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. Refer to the All Other Compensation Table below for the Company’s contributions to each participating Named Executive Officer under the Supplemental 401(k) Plan.

Perquisites and Other Personal Benefits

We provide the following limited perquisites to our executive officers:

•	Automobile usage or stipends.

•	Phone allowances.

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•	Personal Excess Liability Coverage policy.
•	Reimbursement of spousal travel expenses on Company business.

•	Medical, dental, life insurance, short-term, and long-term disability coverage (standard benefits available to most of our employees).

The amount of perquisites and personal benefits paid in 2015 are shown in the footnotes to the Summary Compensation Table below.

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION AND POLICIES

Stock Ownership Guidelines

Similar to the stock ownership guidelines for directors, the Company maintains an executive stock ownership guideline for ownership of the Company’s stock by our Named Executive Officers. The program is designed to further strengthen alignment between the interests of executive management and those of the Company’s stockholders. The guidelines currently provide the following:

•	Named Executive Officers must reach stock ownership levels (provided in table below) within five years of their appointment as an officer.

•	Until the Named Executive Officer meets the stock ownership requirement, the Named Executive Officer must retain 100% of the after-tax shares of vested restricted stock and 100% of the net after-tax shares of an option exercise.

•	After the Named Executive Officer meets the stock ownership requirement, the Named Executive Officer must retain at least 50% of the after-tax shares of vested restricted stock and 100% of the net after-tax shares of an option exercise for a period of six months.

•	Compliance reports are presented to the Human Resources Committee on an annual basis.

•	Shares owned outright and beneficially, shares held in nonqualified retirement plans, performance-based shares earned but not yet paid, time-based restricted stock and restricted stock units, and vested stock options count toward satisfaction of the ownership guidelines. Unexercised, vested stock options are valued at the amount recognized by the Company for financial statement reporting purposes.

•	Unvested stock options and unearned performance shares do not help satisfy ownership requirements.

The table below describes the ownership guidelines for each Named Executive Officer actively employed as of December 31, 2015.

Name	Ownership Requirement as a % of Base Salary	Number of Shares Required(1)	Number of Shares Owned	Date to Meet Requirements
Steven Scheinkman	500%	883,152	72,500	04/16/2018
Patrick Anderson	300%	244,565	47,961	09/26/2019
Marec Edgar	100%	92,391	21,479	04/01/2019
Thomas Garrett	100%	67,597	57,784	03/05/2014
Ronald Knopp	100%	81,522	29,123	07/02/2018

(1)	The ownership value will be calculated based on the executive’s base salary and the “fair market value” of the stock at the time that the ownership value is measured, rather than at the time of the initial acquisition of the stock. For purposes of this valuation, “fair market value” of the stock shall equal the average stock price of the Company’s common stock for the 200-day period prior to the measurement date, and in the

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case of vested unexercised stock options the “fair market value” shall equal the dollar value of those awards recognized by the Company for financial statement reporting purposes.

Compensation Recovery Policy

The Company has adopted a compensation recovery (or “clawback”) policy that requires paid incentive compensation to be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Human Resources Committee has the authority to calculate the amount of any overpayment and, in its sole discretion, to seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company.

The clawback policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Policy, our directors and executive officers are prohibited from (i) hedging the economic interest in our securities, and (ii) purchasing securities on margin, holding Company securities in a margin account, or pledging Company securities as collateral for a loan.

Tax and Accounting Implications of Executive Compensation

Code 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of our Named Executive Officers, with the exception of our Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. To the extent deemed necessary and appropriate by the Human Resources Committee, the Company’s short- and long-term incentive plan awards may be designed to be performance-based to meet the requirements of Section 162(m) of the Code, so that such amounts may be excluded from the $1,000,000 cap on compensation for deductibility purposes. The following types of compensation generally do not meet the requirements of performance-based compensation under Section 162(m) of the Code:

•	Base salary;

•	Discretionary bonuses; and

•	Restricted stock awards.

All of the Company’s incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law. The Human Resources Committee has the discretion to adjust STIP and LTCP award payments. In doing so, the Human Resources Committee historically considers the requirements of Section 162(m) of the Code. While the Human Resources Committee generally intends to provide incentive compensation opportunities to the Company’s executives in as tax-efficient a manner as possible, the Company recognizes that from time to time it may be in the best interests of stockholders to provide non-deductible incentive compensation, and the Company specifically reserves the right to do so. The Company accounts for stock-based payments, including stock options, restricted stock and the performance share awards in accordance with the requirements of ASC Topic 718.

Compensation Consultant

The Human Resources Committee engaged Pearl Meyer & Partners as the Company’s compensation consultant for the first three quarters of 2015. In September 2015, the Company transitioned to a new compensation consultant, Lockton Companies. Prior to the retention of any compensation consultant, the Human Resources Committee reviews relevant NYSE independence factors and any potential conflicts of interest.

The Human Resources Committee conducted this review regarding its engagement of Lockton and concluded that Lockton is independent.

The Company’s compensation consultant provides advice to the Human Resources Committee as follows:

•	Review of the Company’s executive compensation program designs and levels, including the mix of total

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compensation elements, compared to industry peer groups and broader market practices.

•	Information on emerging trends and legislative developments in executive compensation and implications for the Company.

•	Review of the Company’s executive and director stock ownership guidelines, compared to industry peer groups and broader market practices.

•	Review of the Company’s director compensation program compared to industry peer groups and broader market practices.

COMPENSATION RISK

At the direction of the Human Resources Committee, management, in coordination with its advisors, annually conducts a comprehensive risk assessment of the Company’s compensation policies and practices, which included the following actions:

•	Completed an inventory of the Company’s compensation programs, with input from the Company’s outside legal counsel as to a framework for assessing compensation risk;

•	Reviewed both business and compensation risk to ensure that the Company’s compensation plans appropriately take into account key business risks and do not have design flaws which motivate inappropriate or excessive risk taking; and

•	Reported its findings to the Human Resources Committee.

Management conducted this assessment of all compensation policies and practices for all employees, including the Named Executive Officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. This process included a review of the Company’s executive and non-executive incentive compensation programs. Management reviewed the results of this risk assessment with the Human Resources Committee. During the review, several risk mitigating factors inherent in the Company’s compensation practices were noted, including: (i) the Human Resources Committee’s discretion in approving executive compensation and establishing performance goals for short-term and long-term compensation plans; (ii) the Company’s use of a balanced array of performance measures in its short-term incentive plan; (iii) stock ownership guidelines for executive officers; and (iv) the Company’s compensation recovery policy.

REPORT OF THE HUMAN RESOURCES COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate future filings, in whole or in part, the Report of the Human Resources Committee shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Human Resources Committee of the Company’s Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon their review and discussion, the applicable current and former members of the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in the Company’s Proxy Statement relating to the 2016 Annual Meeting of Stockholders.

Human Resources Committee,

Brian P. Anderson, Chairman	Pamela Forbes Lieberman	Gary A. Masse

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COMPENSATION TABLES

Summary Compensation Table

The table below includes the total compensation paid to or earned by each of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated current executive officers, and any former executive officers of the Company for the fiscal years ended December 31, 2015, 2014, and 2013. Compensation from 2013 or 2014 is only included if the officer was a Named Executive Officer in such prior year(s).

Mr. Scott Dolan and Mr. Stephen Letnich are included in the following table as former Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Award (4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Steven Scheinkman, President and Chief Executive Officer	2015	455,000	—	254,800	474,000	230,459	—	132,040	1,546,299

Scott Dolan, Former President and Chief Executive Officer(8)	2015	278,750	—	—	—	—	—	1,006,779	1,285,529
	2014	650,000	—	1,466,362	—	—	—	66,787	2,183,149
	2013	650,000	—	1,492,372	—	201,500	—	32,956	2,376,828
Patrick Anderson, EVP, Chief Financial Officer & Treasurer	2015	282,938	119,000	28,984	104,445	66,000	—	36,257	637,624
	2014	212,513	20,000	146,851	—	—	1,133	25,210	405,707
Marec Edgar, EVP, General Counsel, Secretary & CAO	2015	331,077	162,200	44,900	118,205	74,800	—	38,671	769,853
	2014	203,815	100,000	316,463	—	—	—	69,299	689,577
Thomas Garrett, Former Vice President, President, Total Plastics (9)	2015	258,324	—	31,023	49,643	—	—	50,604	389,594
	2014	247,256	—	165,061	—	94,764	101,737	33,494	642,312
	2013	243,878	—	168,280	—	81,748	—	29,575	523,481
Ronald Knopp, EVP, Chief Operating Officer	2015	281,920	125,929	35,856	104,445	66,000	—	17,713	631,863

Stephen Letnich, Former Chief Commercial Officer(10)	2015	194,986	—	—	—	—	—	355,480	550,466
	2014	323,478	—	397,059	—	—	—	30,737	751,274
	2013	141,539	25,000	438,188	—	44,000	—	8,527	657,254

(1)	Salary and bonus represents approximately 29.4%, 21.7%, 62.3%, 64.1%, 66.3%, 64.5%, and 35.4% of total compensation for the year 2015 for Messrs. Scheinkman, Dolan, Anderson, Edgar, Garrett, Knopp, and Letnich, respectively. The amount in this column for Mr. Scheinkman does not include the fee ($2,500) that he received for his service as a non-employee director on the Board for a portion of 2015 prior to becoming Chief Executive Officer (such amount is instead reported in the Director Compensation Table).

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(2)	The amounts in this column include the following: for 2015 - discretionary bonuses for Mr. Anderson ($20,000); Mr. Edgar ($50,000); and Mr. Knopp ($26,929); and the portion of the 2015 STIP bonuses for Messrs. Anderson, Edgar, and Knopp in excess of their target bonuses; for 2014 - a discretionary bonus for Mr. Anderson and a sign-on bonus for Mr. Edgar; and for 2013 - a sign-on bonus for Mr. Letnich.

(3)	The amounts reported in this column reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts are not paid or realized by the officer. Additional information about these values is included in Note 8 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended.

The amounts in this column for 2015 reflect the grant date fair value of restricted stock unit awards under the 2015-2017 LTCP.

For Mr. Edgar, the amounts in this column for 2014 include an award of 5,088 shares of restricted stock upon commencement of his employment with the Company.

For Mr. Letnich, the amounts in this column for 2013 include an award of 6,281 shares of restricted stock upon commencement of his employment with the Company.

(4)	The amounts reported in this column reflect the aggregate grant date fair value of stock options granted under the 2015 STIP and under the 2015-2017 LTCP, computed in accordance with ASC Topic 718. Additional information about these values is included in Note 8 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended.

(5)	Reflects the cash awards under the Company’s STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(6)	Reflects the actuarial decrease in the present value of the Named Executive Officer’s benefits under the Salaried Pension Plan and the Supplemental Pension Plan determined using assumptions consistent with those used in the Company’s financial statements. As described in more detail below under “Pension Benefits - Fiscal Year 2015,” pension accruals ceased for all Named Executive Officers in 2008, and Named Executive Officers hired after that date are not eligible for coverage under any pension plan. Accordingly, the amounts reported for the Named Executive Officers do not reflect additional accruals but reflect the fact that each of them is one year closer to “normal retirement age” as defined under the terms of the Salaried Pension Plan and the Supplemental Pension Plan as well as changes to other actuarial assumptions. For 2015, there was an actuarial decrease in the present value of the benefits under the Salaried Pension Plan for Mr. Anderson in the amount of $(461), for Mr. Garrett in the amount of $(8,289) and for Mr. Knopp of $(275); and under the Supplemental Pension Plan for Mr. Garrett in the amount of $(2,139). Because these amounts are negative, they are not reported in this column or in the Total Compensation column in the Summary Compensation Table.

(7)	The amounts shown are detailed in the supplemental “All Other Compensation Table – Fiscal Year 2015” below.

(8)	Mr. Dolan resigned on April 16, 2015.

(9)	Mr. Garrett separated from employment with the Company on March 15, 2016.

(10)	Mr. Letnich separated from employment with the Company on June 24, 2015.

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All Other Compensation Table – Fiscal Year 2015

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

	401(k) Plan Company Matching Contributions ($)	Deferred Plan Company Matching Contributions ($)	Severance Payments (1)($)	Relocation Expense Reimbursement ($)	Miscellaneous ($)(2)	Total All Other Compensation ($)
Steven Scheinkman	12,600	11,400	—	102,334	5,706	132,040
Scott Dolan	15,900	825	975,000	—	15,054	1,006,779
Patrick Anderson	7,351	11,077	—	—	17,829	36,257
Marec Edgar	15,900	6,965	—	—	15,806	38,671
Thomas Garrett	27,513	7,287	—	—	15,804	50,604
Ronald Knopp	13,669	—	—	—	4,044	17,713
Stephen Letnich	11,699	—	325,024	—	18,757	355,480

(1)	Severance payments were made to Messrs. Dolan and Letnich pursuant to their then-existing agreements.

(2)	Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile or vehicle stipend, and a cellular telephone allowance. Also includes, for Messrs. Scheinkman and Letnich, reimbursement of travel and other event related expenses associated with attendance at Company and industry events to which family members were invited.

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Grants of Plan-Based Awards – Fiscal Year 2015

The following table sets forth plan-based awards granted to the Named Executive Officers in 2015. Messrs. Dolan and Letnich are not included in this table because their employment with the Company terminated before any such awards were granted, and thus, they did not receive 2015 STIP awards or 2015-2017 LTCP awards.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Steven Scheinkman	—	—	230,459	—
	7/24/15				65,000			369,000
	7/24/15					50,000	3.92	105,000
	7/24/15					180,000	3.92	254,800
Patrick Anderson	—	—	66,000	—
	7/24/15				7,394			28,984
	7/24/15					14,100	3.92	29,610
	7/24/15					36,505	3.92	74,835
Marec Edgar	—	—	74,800	—
	7/24/15				11,454			44,900
	7/24/15					15,900	3.92	33,390
	7/24/15					41,373	3.92	84,815
Thomas Garrett	—	—	99.502	199.005
	7/24/15				7,914			31,023
	7/24/15					24,216	3.92	49,643
Ronald Knopp	—	—	66,000	—
	7/24/15				9,147			35,856
	7/24/15					14,100	3.92	29,610
	7/24/15					36,505	3.92	74,835

(1)	These columns show the potential cash payouts under the Company’s 2015 STIP, which is described above in the section entitled, “Annual Incentives.”
(2)	Reflects the award of restricted stock units under the 2015-2017 LTCP, which is described above in the section entitled, “2015 Long-Term Incentive Award.” The restricted stock unit awards vest in full on December 31, 2017, provided that the Named Executive Officer remains employed by the Company as of such date.
(3)	Reflects the award of stock options under the 2015 STIP. The 2015 STIP is described above in the section entitled, “Annual Incentives.” The shares underlying the option awards are subject to the following vesting schedules, provided that the Named Executive Officer remains employed by the Company as of each vesting date:
•	Mr. Scheinkman: 16,666 shares will vest and become exercisable on July 24, 2016, and 16,667 shares will vest and become exercisable on each of July 24, 2017, and July 24, 2018.
•	Mr. Anderson: 4,700 shares will vest and become exercisable on each of July 24, 2016, July 24, 2017, and July 24, 2018.
•	Mr. Edgar: 5,300 shares will vest and become exercisable on each of July 24, 2016, July 24, 2017, and July 24, 2018.
•	Mr. Knopp: 4,700 shares will vest and become exercisable on each of July 24, 2016, July 24, 2017, and July 24, 2018.

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(4)	Reflects the award of restricted stock units under the 2015-2017 LTCP, which is described above in the section entitled, “2015 Long-Term Incentive Award.” The shares underlying the option awards are subject to the following vesting schedules, provided that the Named Executive Officer remains employed by the Company as of each vesting date:
•	Mr. Scheinkman: 60,000 shares vested on April 17, 2016 and will become exercisable on July 24, 2016, and 60,000 shares will vest and become exercisable on each of April 17, 2017, and April 17, 2018.
•	Mr. Anderson: 12,168 shares vested on February 25, 2016 and will become exercisable on July 24, 2016, 12,168 shares will vest and become exercisable on February 25, 2017, and 12,169 shares will vest and become exercisable on February 25, 2018.
•	Mr. Edgar: 13,791 shares vested on February 25, 2016 and will become exercisable on July 24, 2016, and 13,791 shares will vest and become exercisable on each of February 25, 2017, and February 25, 2018.
•	Mr. Garrett: 8,072 shares vested on February 25, 2016 and will become exercisable on July 24, 2016, and 8,072 shares will vest and become exercisable on each of February 25, 2017, and February 25, 2018.
•	Mr. Knopp: 12,168 shares vested on February 25, 2016 and will become exercisable on July 24, 2016, 12,168 shares will vest and become exercisable on February 25, 2017, and 12,169 shares will vest and become exercisable on February 25, 2018.

(5)	The amounts shown do not reflect realized compensation by the Named Executive Officers. The amounts shown represent the value of the stock options and restricted stock units granted to the Named Executive Officers based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718.

37	2016 Proxy Statement

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information on the holdings of stock options and stock awards by our Named Executive Officers as of the end of 2015.

					Stock Awards
	Option Awards						Equity	Equity Incentive Plan
Name	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Steven Scheinkman	—	50,000	3.92	7/23/25
	—	180,000	3.92	7/23/25
					65,000	103,350
Scott Dolan(6)	—	—	—	—	—	—	—	—
Patrick Anderson	4,800	—	12.79	3/17/18
		14,100	3.92	7/23/25
		36,505	3.92	7/23/25
					10,396	16,530
							3,007	4,781
Marec Edgar	—	15,900	3.92	7/23/25
	—	41,373	3.92	7/23/25
					21,479	34,152
							4,944	7,861
Thomas Garrett	6,300	—	12.79	3/17/18
	—	24,216	3.92	7/23/25
					11,288	17,948
							3,380	5,374
Ronald Knopp	—	14,100	3.92	7/23/25
	—	36,505	3.92	7/23/25
					12,779	20,319
							3,638	5,784
Stephen Letnich(7)	—	—	—	—	—	—	—	—

(1)	The vesting schedule for the shares included in this column for each of the Named Executive Officers is as follows:

•	Mr. Scheinkman:

○	16,666 shares will vest and become exercisable on July 24, 2016;
○	16,667 shares will vest and become exercisable on each of July 24, 2017 and July 24, 2018;
○	60,000 shares vested on April 17, 2016, and will become exercisable on July 24, 2016; and
○	60,000 shares will vest and become exercisable on each of April 17, 2017, and April 17, 2018.

•	Mr. Anderson:
○	4,700 shares will vest and become exercisable on each of July 24, 2016, July 24, 2017, and July 24, 2018;
○	12,168 shares vested on February 25, 2016, and will become exercisable on July 24, 2016;
○	12,168 shares will vest and become exercisable on February 25, 2017; and
○	12,169 shares will vest and become exercisable on February 25, 2018.

•	Mr. Edgar:
○	5,300 shares will vest and become exercisable on each of July 24, 2016, July 24, 2017, and July 24, 2018;

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○	13,791 shares vested on February 25, 2016, and will become exercisable on July 24, 2016; and
○	13,791 shares will vest and become exercisable on each of February 25, 2017, and February 25, 2018.

•	Mr. Garrett:
○	8,072 shares vested on February 25, 2016, and will become exercisable on July 24, 2016; and
○	8,072 shares will vest and become exercisable on each of February 25, 2017, and February 25, 2018.

•	Mr. Knopp:
○	4,700 shares will vest and become exercisable on each of July 24, 2016, July 24, 2017, and July 24, 2018;
○	12,168 shares vested on February 25, 2016, and will become exercisable on July 24, 2016;
○	12,168 shares will vest and become exercisable on February 25, 2017; and
○	12,169 shares will vest and become exercisable on February 25, 2018.

(2)	The vesting schedule for the shares included in this column for each of the Named Executive Officers is as follows:

•	Mr. Scheinkman:
○	65,000 will vest on December 31, 2017.
•	Mr. Anderson:
○	3,002 will vest on December 31, 2016, and
○	7,394 will vest on December 31, 2017.
•	Mr. Edgar:
○	4,937 will vest on December 31, 2016,
○	5,088 will vest on April 1, 2017, and
○	11,454 will vest on December 31, 2017.
•	Mr. Garrett:
○	3,374 will vest on December 31, 2016, and
○	7,914 will vest on December 31, 2017.
•	Mr. Knopp:
○	3,632 will vest on December 31, 2016, and
○	9,147 will vest on December 31, 2017.

(3)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2015, by the number of shares of stock.

(4)	Reflects performance shares at the threshold payout level under the 2014-2016 LTCP, which is described above in the section entitled, “2014 Long-Term Incentive Award.”

(5)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2015, $1.59, by the number of performance shares.

(6)	Pursuant to Mr. Dolan’s resignation of employment from the Company, 56,588 shares of his restricted stock units were vested on an accelerated basis as of April 16, 2015. All other outstanding stock awards were forfeited.

(7)	Upon Mr. Letnich’s departure from the Company, all outstanding, unvested stock awards were forfeited.

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Option Exercises and Stock Vested – Fiscal Year 2015

The table below describes for each Named Executive Officer the amount of stock options exercised during 2015, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of performance shares and restricted stock units and the value realized by the executive before the payment of any applicable withholding tax based on the fair market value (or closing market price) of our common stock on the date of the exercise or vesting, as applicable.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Steven Scheinkman	—	—	—		—
Scott Dolan	—	—	56,588		225,220
Patrick Anderson	—	—	2,300	(2)	3,657
Marec Edgar	—	—	—		—
Thomas Garrett	—	—	2,900	(3)	4,611
Ronald Knopp	—	—	2,700	(4)	4,293
Stephen Letnich	—	—	—		—

(1)	Amounts in this column include restricted stock units that vested and/or were surrendered to the Company in satisfaction of tax withholdings due upon receipt of restricted stock units that vested in 2015. The shares reported vested on December 31, 2015, other than for Mr. Dolan, whose shares vested on April 16, 2015.

No performance shares were earned with respect to the 2013-2015 LTCP.

The market price of our common stock was $1.59 on December 31, 2015, and $3.98 on April 16, 2015.

(2)	Includes 715 shares withheld from Mr. Anderson to satisfy tax withholdings at a value of $1,137. Mr. Anderson has not sold any of the remaining shares he acquired upon this vesting.

(3)	Includes 916 shares withheld from Mr. Garrett to satisfy tax withholdings at a value of $1,456. Mr. Garrett has not sold any of the remaining shares he acquired upon this vesting.

(4)	Includes 839 shares withheld from Mr. Knopp to satisfy tax withholdings at a value of $1,334. Mr. Garrett has not sold any of the remaining shares he acquired upon this vesting.

40	2016 Proxy Statement

Pension Benefits – Fiscal Year 2015

The table below describes for each Named Executive Officer the number of years of credited service and the estimated present value of the accumulated benefit under the Salaried Pension Plan and the Supplemental Pension Plan. Contributions and benefits under the Company’s Salaried Pension Plan and Supplemental Pension Plan were frozen as of June 30, 2008.

Only Messrs. Anderson, Garrett, and Knopp are eligible to receive benefits under the Salaried Pension Plan, and only Mr. Garrett is eligible to receive benefits under the Supplemental Pension Plan, as the Company ceased benefit accruals under these plans prior to the commencement of employment with the Company by the other current Named Executive Officers.

Under the Salaried Pension Plan and the Supplemental Pension Plan, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the Named Executive Officers in 2015. The Company does not have a policy of granting extra pension service. For a description of the Company’s Salaried Pension Plan and Supplemental Pension Plan, see the section above entitled, “Retirement Benefits.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Patrick Anderson	Salaried Employees Pension Plan	0.75	8,955
Thomas Garrett	Salaried Employees Pension Plan	12.5	349,297
	Supplemental Pension Plan	12.5	90,157
Ronald Knopp	Salaried Employees Pension Plan	0.75	5,780

(1)	The material assumptions used for this calculation are as described in Note 9 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended.

Nonqualified Deferred Compensation - Fiscal Year 2015

The table below provides information on the Supplemental 401(k) Plan, the nonqualified deferred compensation plan in which our Named Executive Officers, other than Mr. Knopp, participated during 2015. For a description of the Company’s Supplemental 401(k) Plan, see the section above entitled, “Retirement Benefits.”

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Steven Scheinkman	11,400	11,400	(891)	—	22,625
Scott Dolan	825	825	4,093	(78,001)	—
Patrick Anderson	27,441	11,077	(18,423)	—	174,894
Marec Edgar	6,965	6,965	(911)	—	19,099
Thomas Garrett	11,305	7,287	(20,479)	—	186,929
Stephen Letnich	—	—	512	(6,905)	—

(1)	Executive contributions represent deferral of base salary and bonus paid during 2015, which amounts are also disclosed in the 2015 Salary column and the 2015 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Supplemental 401(k) Plan in 2015 are included as compensation in the

41	2016 Proxy Statement

2015 Other Compensation column of the Summary Compensation Table.

(3)	Represents vested balance as of December 31, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

General

To assure stability and continuity of management, we entered into severance and change in control agreements with each of our executive officers. In consideration of the payments that the executive officers may be entitled to receive under these agreements, the executive officers agree to comply with restrictive covenants, such as confidentiality, non-disparagement, non-compete, and non-solicit, during employment and for 12 months following any termination (five years with respect to confidentiality). In addition, the executive officers are required to sign a waiver and release at the time of termination in order to receive any separation benefits.

Voluntary/Involuntary For Cause Termination

An executive officer may terminate their employment at any time and we may terminate an executive officer’s employment at any time pursuant to our “at will” employment arrangements. We are not obligated to provide any special benefits or compensation upon a voluntary termination by the executive or upon an involuntary termination by the Company for “Cause.” The table below summarizes the termination benefits in either such termination:

Benefit	Termination Provision
Salary	Base salary paid through date of termination and the value of any accrued unused vacation
Short-Term Incentive Plan: Stock Options	Forfeiture of unvested stock options, and the right to exercise vested stock options for three months following termination
Short-Term Incentive Plan: Cash Bonus	Not eligible for payment
Long-Term Incentive Plan: Stock Options	Forfeiture of unvested stock options, and the right to exercise vested stock options for three months following termination
Long-Term Incentive Plan: Restricted Stock/Stock Units	Forfeiture of unvested time-based restricted stock and stock units
Long-Term Incentive Plan: Performance Shares/Units	Forfeiture of any unvested performance shares

As defined in the executive severance agreements, “Cause” generally means the reason for the executive’s involuntary termination of employment was: (i) conviction of, or entry of a plea of guilty or nolo contendere to, a felony; (ii) engagement in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the executive’s credibility and reputation no longer conform to the standard of the Company’s executives; (iii) willful misconduct that, in the reasonable judgment of the Company, results in a demonstrable and material injury to the Company or its affiliates; (iv) willful and continued failure (other than a failure due to mental or physical illness) to perform assigned duties, provided that such assigned duties are consistent with the job duties of the executive and such failure is not cured within 30 days after notice from the Company; or (v) material breach of the severance agreement, provided that such breach is not cured within 30 days after notice of such breach from the Company.

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Involuntary Not for Cause or for Good Reason

If the employment of an executive officer is terminated due to either an involuntary termination by the Company without Cause or by the executive for “Good Reason,” then the executive would generally be eligible to receive the following:

Benefit	Termination Provision
Salary	An amount equal to one hundred percent (100%) of the executive’s annual base salary in effect at the time of termination
Short-Term Incentive Plan: Stock Options	Forfeiture of unvested stock options, and the right to exercise vested stock options for three months following termination
Short-Term Incentive Plan: Cash Bonus	Pro-rata annual award for the number of days of the fiscal year of eligible participation, based on actual results, which will only be paid if and at the same time that the Company pays awards to active employees.
Long-Term Incentive Plan: Stock Options	Forfeiture of unvested stock options, and the right to exercise vested stock options for three months following termination
Long-Term Incentive Plan: Restricted Stock/Stock Units	Forfeiture of unvested time-based restricted stock and stock units; no effect on vested restricted stock or restricted stock units
Long-Term Incentive Plan: Performance Shares/Units	For unvested performance shares for which the date of termination precedes the end of the performance period by less than one year, pro-rata payout for the number of days of performance period eligible participation, based on actual results and will only be paid if and at the same time that the Company pays LTCP awards to active employees; no effect on vested performance shares
Auto Benefit	Continued use of the Company-owned or leased automobile or payment of any alternative automobile stipend for the 12-month period following termination
Outplacement Services	Company-paid outplacement services for a 6-month period following termination (not to exceed $12,500 in total value)
Health and Welfare Benefits	Company-paid health insurance continuation coverage for the 12-month period following termination

As defined in the executive severance agreement, “Good Reason” generally means the executive officer’s termination of their employment as a result of any of the following events: (i) the Company reduces the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base salary; (ii) a material diminution in the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company; (iii) a material change by more than fifty (50) miles in the geographic location at which the executive must perform services for the Company; or (iv) any other action or inaction that constitutes a material breach by the Company of the executive severance agreement.

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Change in Control Termination

If the employment of an executive officer is involuntarily terminated for any reason other than for Cause or if a Good Reason termination occurs after a change in control, the executive officer would generally be eligible to receive the following:

Benefit	Termination Provision
Salary	An amount equal to one hundred percent (100%) (or two hundred percent (200%), for Messrs. Scheinkman and Edgar) of the executive’s annual base salary in effect at the time of termination
Short-Term Incentive Plan: Stock Options	Accelerated vesting of unvested stock options, and the right to exercise vested stock options for three months following termination
Short-Term Incentive Plan: Cash Bonus	Pro-rata annual award for the number of days of the fiscal year of eligible participation, based on actual results, which will only be paid if and at the same time that the Company pays awards to active employees
Long-Term Incentive Plan: Stock Options	Accelerated vesting of unvested stock options, and the right to exercise vested stock options for three months following termination
Long-Term Incentive Plan: Restricted Stock/Stock Units	Accelerated vesting of unvested time-based restricted stock and stock units
Long-Term Incentive Plan: Performance Shares/Units	Acceleration of the vesting of unvested performance shares under the LTCP, and pro-rata payout immediately upon a change in control for the number of days of performance period eligible participation which is based upon actual results as of the end of the completed calendar month immediately preceding the change in control, and payment to be made in cash
Auto Benefit	Continued use of the Company-owned or leased automobile or payment of any alternative automobile stipend for the 12-month period following termination
Outplacement Services	Company-paid outplacement services for a 6-month period following termination (not to exceed $12,500 in total value)
Health and Welfare Benefits	Company-paid health insurance continuation coverage for the 12-month period following termination

As defined in the executive severance agreement, “Good Reason” in connection with a termination related to a change in control generally means the executive officer’s termination of his or her employment as a result of any of the following events: (i) the Company reduces the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base; (ii) the Company fails to continue in effect any plan in which the executive participates immediately prior to the change in control which is material to the executive’s total compensation, unless an applicable arrangement (embodied in an ongoing substitute plan) has been made, or the Company fails to continue the executive’s participation therein (or in such substitute plan) on a basis no less favorable to the executive’s then-current peers as a group (determined as of the date immediately prior to the change in control); (iii) a demotion in position (including a decrease in organizational level) or a material diminution in the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company; (iv) a material change by more than fifty (50) miles in the geographic location at which the executive must perform services for the Company; or (v) any other action or inaction that constitutes a material breach by the Company of the executive severance agreement.

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Change in Control Without Termination

Upon a change in control without termination of employment an executive officer would generally be eligible to receive the following:

Benefit	Payment
Retention Awards	Accelerated vesting of retention awards, subject to the terms of such awards
Stock Options; Time-Based Restricted Stock/Stock Units	Accelerated vesting of unvested stock options and time-based restricted stock and restricted stock unit awards, if, and to the extent such awards are not converted into common stock of the acquirer (or if such common stock of the acquirer is not listed on a national securities exchange); payment in respect of the awards made in cash, based on the value of the Company’s common stock provided to shareholders generally in connection with the change in control
Performance Shares/Units	Accelerated vesting of unvested performance shares under the LTCP, and pro-rata payout immediately upon a change in control for the number of days of the performance period eligible participation, which is based upon actual results as of the end of the completed calendar month immediately preceding the change in control, to be paid in cash

Death, Disability and Retirement

If an executive officer terminates employment due to retirement, death, or disability, then the officer would generally be entitled to the following benefits.

Event	Benefit	Termination Provision
Retirement	Salary	Paid through termination date
	Annual Incentive	Unvested awards are forfeited
	Equity Awards	Unvested awards are forfeited; vested options are exercisable for three years following retirement
Death	Salary	Payment to beneficiary through termination date
	Annual Incentive	Beneficiary eligible to receive a pro-rata annual STIP award for the number of days of fiscal year eligible participation, based on actual results, to be paid only if and at the same time that the Company pays STIP awards to active employees
	Equity Awards	Vested and outstanding options exercisable by beneficiary through the normal expiration of such option
Disability	Salary	60% of salary, reduced by other sources of income, up to a maximum payment of $10,000 per month
	Annual Incentive	Forfeited
	Equity Awards	All unvested restricted stock and performance stock are forfeited. Vested and outstanding incentive options can be exercised within one year after becoming disabled, and non-qualified options can be exercised within three years after becoming disabled.

Former CEO Departure

In connection with the resignation of Mr. Dolan, the Company entered into a Separation Agreement and General Release with Mr. Dolan dated April 16, 2015. In accordance with the Separation Agreement, Mr. Dolan received the following:

•	$1.3 million in cash with $650,000 to be paid within 14 days after the effective date of the Separation Agreement and the remaining $650,000 to be paid in four equal installments of $162,500 each on July 1, 2015, October 1, 2015, January 1, 2016, and March 1, 2016;

•	Immediate vesting of 56,588 outstanding restricted stock units;

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•	Up to 12 months of health, dental and vision coverage for himself and any eligible dependents;

•	Up to $30,000 for executive outplacement services for up to 18 months following the date of the Separation Agreement; and

•	Continued use of a Company issued vehicle for up to one year following the date of the Separation Agreement.

Former Chief Commercial Officer Departure

Mr. Letnich separated from employment with the Company on June 24, 2015. In connection with his separation of employment, and pursuant to an existing severance agreement, Mr. Letnich received a severance payment of $325,024.

Payments Upon Termination or Change in Control Tables

The tables below show the estimated payments that our current Named Executive Officers would receive if their employment were terminated under various circumstances, based on the terms of the plans and agreements that were in effect as of December 31, 2015.

Benefit	Steven Scheinkman
	Death	Disability	For Cause/ Voluntary	Without Cause / Good Reason	Change in Control Termination	Change in Control (No Termination) (1)
Cash Severance	—	$120,000	—	$650,000	$1,300,000	—
Annual Incentive	$230,459	—	—	$230,459	$230,459	—
Unvested Equity
RSUs	—	—	—	—	$103,350	$103,350
Options (2)	—	—	—	—	—	—
Performance Equity (3)	—	—	—	—	—	—
Subtotal	$230,459	$120,000	—	$880,459	$1,633,809	$103,350
Other Benefits:
Health & Welfare	—	—	—	$21,232	$21,232	—
Outplacement	—	—	—	$12,500	$12,500	—
Company Auto	—	—	—	$10,920	$10,920	—
Subtotal	—	—	—	$44,652	$44,652	—
Total	$230,459	$120,000	—	$925,111	$1,678,461	$103,350

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Benefit	PATRICK ANDERSON
	Death	Disability	For Cause/ Voluntary	Without Cause / Good Reason	Change in Control Termination	Change in Control (No Termination) (1)
Cash Severance	—	$120,000	—	$300,000	$300,000	—
Annual Incentive	$165,000	—	—	$165,000	$165,000	—
Unvested Equity
RSUs	—	—	—	—	$20,187	$20,187
Options (2)	—	—	—	—	—	—
Performance Equity (3)	—	—	—	—	—	—
Subtotal	$165,000	$120,000	—	$465,000	$485,187	$20,187
Other Benefits:
Health & Welfare	—	—	—	$21,016	$21,016	—
Outplacement	—	—	—	$12,500	$12,500	—
Company Auto	—	—	—	$14,400	$14,400	—
Subtotal	—	—	—	$47,916	$47,916	—
Total	$165,000	$120,000	—	$512,916	$533,103	$20,187

Benefit	MAREC EDGAR
	Death	Disability	For Cause/ Voluntary	Without Cause / Good Reason	Change in Control Termination	Change in Control (No Termination) (1)
Cash Severance	—	$120,000	—	$340,000	$680,000	—
Annual Incentive	$187,000	—	—	$187,000	$187,000	—
Unvested Equity
RSUs	—	—	—	—	$34,152	$34,152
Options (2)	—	—	—	—	—	—
Performance Equity (3)	—	—	—	—	—	—
Subtotal	$187,000	$120,000	—	$527,000	$901,152	$34,152
Other Benefits:
Health & Welfare	—	—	—	$13,142	$13,142	—
Outplacement	—	—	—	$12,500	$12,500	—
Company Auto	—	—	—	$14,402	$14,402	—
Subtotal	—	—	—	$40,044	$40,044	—
Total	$187,000	$120,000	—	$567,044	$941,196	$34,152

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Benefit	THOMAS GARRETT (5)
	Death	Disability	For Cause/ Voluntary	Without Cause / Good Reason	Change in Control Termination	Change in Control (No Termination) (1)
Cash Severance	—	$120,000	—	$248,756	$248,756	—
Annual Incentive	—	—	—	—	—	—
Unvested Equity
RSUs	—	—	—	—	$22,559	$22,559
Options (2)	—	—	—	—	—	—
Performance Equity (3)	—	—	—	—	—	—
Subtotal	—	$120,000	—	$248,756	$271,315	$22,559
Other Benefits:
Health & Welfare (4)	—	—	—	—	—	—
Outplacement	—	—	—	$12,500	$12,500	—
Company Auto	—	—	—	$14,400	$14,400	—
Subtotal	—	—	—	$26,900	$26,900	—
Total	—	$120,000	—	$275,656	$298,215	$22,559

Benefit	RONALD KNOPP
	Death	Disability	For Cause/ Voluntary	Without Cause / Good Reason	Change in Control Termination	Change in Control (No Termination) (1)
Cash Severance	—	$120,000	—	$300,000	$300,000	—
Annual Incentive	$165,000	—	—	$165,000	$165,000	—
Unvested Equity
RSUs	—	—	—	—	$24,612	$24,612
Options (2)	—	—	—	—	—	—
Performance Equity (3)	—	—	—	—	—	—
Subtotal	$165,000	$120,000	—	$465,000	$489,612	$24,612
Other Benefits:
Health & Welfare	—	—	—	$21,232	$21,232	—
Outplacement	—	—	—	$12,500	$12,500	—
Company Auto	—	—	—	$17,016	$17,016	—
Subtotal	—	—	—	$50,748	$50,748	—
Total	$165,000	$120,000	—	$515,748	$540,360	$24,612

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(1)	The amounts in this column attributable to accelerated vesting of outstanding and unvested RSUs assume that such awards were not assumed by the acquirer in a change in control.

(2)	The exercise price of the outstanding and unvested stock options held by Named Executive Officers as of December 31, 2015 ($3.92 per share) was greater than the closing price of a share our common stock as of such date ($1.59 per share); thus, no amount attributable to the acceleration of unvested stock options upon certain terminations of employment is shown in these tables.

(3)	Based on performance to date and the Company’s projected payout levels as of December 31, 2015, these tables assume payouts of $0 for the 2014-2016 LTCP performance share awards.

(4)	Mr. Garrett did not participate in our health and welfare benefit plans as of December 31, 2015 and thus, no amount attributable to Company-paid health insurance continuation coverage is shown in this table.

(5)	Mr. Garrett separated from employment on March 15, 2016.

EQUITY COMPENSATION PLAN INFORMATION

This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2015. Note that our equity authorized for issuance under our 401(k) Plan is not included below.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,131,238	(1)	$4.43	(2)	1,339,540
Equity compensation plans not approved by security holders(3)	0		N/A	(4)	N/A (5)
Total	1,131,238		N/A		1,339,540

(1)	This number represents the gross number of underlying shares of common stock associated with outstanding stock options, restricted stock units and equity performance share award units granted under the Company’s 2008 Omnibus Incentive Plan. This does not include 169,631 shares of non-vested restricted stock issued under the 2008 Omnibus Incentive Plan and outstanding as of December 31, 2015. As of December 31, 2015, the following equity remains outstanding and reserved for issuance:

•	691,246 stock options

•	210,290 restricted stock units

•	229,702 equity performance shares

The number of equity performance shares outstanding represents the maximum number of shares to be awarded under the Company’s Long-Term Compensation Plans for the 2013-2015 and 2014-2016 performance periods.

(2) Equity performance share awards and restricted stock units granted under the Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals or upon vesting. These awards have been disregarded for purposes of computing the weighted-average exercise price.

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(3) The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the stockholders. A brief description of the material features of the Directors Plan is included above in the section entitled, “Non-Employee Director Compensation.” As of December 31, 2015, there were no shares subject to outstanding deferrals under the Directors Plan.

The Company also granted 78,492 restricted stock units to Mr. Scott Dolan upon his appointment as President and Chief Executive Officer of the Company on October 15, 2012. As of December 31, 2015, all of Mr. Dolan’s 78,492 restricted stock units had vested. These restricted stock units were a non-plan grant made under NYSE inducement grant rules.

(4) The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(5) There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.

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Proposal 3 – Ratification of Appointment of Auditors

Proposal Snapshot What am I voting on? Stockholders are being asked to ratify the appointment of Deloitte & Touche LP, a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2016. Although the Audit Committee has the sole authority to appoint the independent auditors, as a matter of good corporate governance, the Board submits its selection of the independent auditors to our stockholders for ratification. If the stockholders should not ratify the appointment of Deloitte & Touche, LLP, the Audit Committee will reconsider the Voting recommendation: FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Deloitte & Touche LLP (“Deloitte”) has been the Company’s independent auditor since 2002 and has been appointed by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If the appointment of Deloitte as auditor for 2016 is not approved by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2016 if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2015, and 2014, on our behalf:

Fee Category	2015	2014
Audit Fees	$1,461,400	$1,240,400
Audit-Related Fees	—	—
Tax Fees	95,200	204,400
All Other Fees	—	—
Total Fees	$1,556,600	$1,444,800

A description of the type of services provided in each category is as follows:

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Audit Fees

Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements on Form 10-K and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees

Consists of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance with the preparation of various tax returns.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2015, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually.

Responsibilities

•	Our management team is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting, and disclosure controls.

•	Deloitte, our independent auditor, is responsible for performing an independent audit of our most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2015, and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

2015 Audit Committee Actions

•	Held private meetings following its regularly scheduled meeting with the company’s management team, internal audit lead, and Deloitte, during which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place.

•	Met with the General Counsel to discuss the effectiveness of our compliance program and regularly received status reports on compliance and incident hotline reporting matters.

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•	Received regular updates from internal audit regarding the process to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management’s conclusions of the effectiveness of the internal controls over financial reporting.

•	Reviewed and discussed with management and Deloitte, the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the internal audit function performance and upcoming year’s plan.

•	Reviewed with management, internal audit, and Deloitte, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and Deloitte, and the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•	Reviewed with management and internal audit the significant risks and exposures identified by internal audit, the overall adequacy and effectiveness of the Company’s compliance programs, the Company’s code of conduct, and cyber security initiatives.

•	Discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Independent Auditor Independence

Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and Deloitte. The Audit Committee concluded that Deloitte’s independence had not been impaired.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee,

Pamela Forbes Lieberman, Chairman	Brian Anderson	Gary Masse

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Proposal 4 – Approval of Amendment to 2008
Omnibus Incentive Plan

Proposal Snapshot What am I voting on? Stockholders are being asked to approve the proposed increase of 2,000,000 shares to the number of shares authorized under our 2008 Omnibus Incentive Plan and the other changes in the terms of the Plan described below. Voting recommendation: FOR the approval of the amendment to the 2008 Omnibus Incentive Plan.

Introduction

Our 2008 A.M. Castle & Co. Omnibus Incentive Plan (the “Plan”) was originally adopted by the Board of Directors on December 13, 2007, and was approved by the Company’s stockholders at our 2008 annual stockholders meeting held on April 24, 2008. The Plan was thereafter amended and restated on March 5, 2009, December 9, 2010, April 28, 2011, and April 25, 2013. An aggregate of 3,350,000 shares of the Company’s common stock has previously been authorized for issuance under the Plan.

As of March 1, 2016, approximately 185,000 shares remained available for future issuance under the Plan, and 2,124,921 shares were subject to outstanding awards under the Plan (not including restricted stock awards, which number remained unchanged from the amount reported as of December 31, 2015 in the Equity Compensation Plan Information Table set forth above). The awards outstanding as of such date consisted of 1,865,782 shares subject to stock options, with a weighted average exercise price of $2.84, 196,553 restricted stock units, and 62,586 equity performance shares.

On February 25, 2016, the Board of Directors approved an amendment to the Plan to, among other things, (1) increase the number of shares reserved for issuance under the Plan by an additional 2,000,000 shares (from 3,350,000 to 5,350,000), subject to stockholder approval, effective as of July 27, 2016, (2) extend the term of the Plan through July 27, 2026, and (3) reapprove the material terms of the performance goals under the Plan in order to preserve the ability to grant awards to covered executives under the Plan that may qualify as performance-based compensation that would be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We must seek your approval of the performance goals at least every five years under the Code Section 162(m) requirements for performance-based compensation.

Purpose of the Amendment

Because we only have approximately 185,000 shares available for future issuance under the Plan, we believe that an increase in the number of shares of our common stock authorized for issuance under the Plan is important to enable the Company to continue to grant equity-based awards. Further, we believe that the increase is consistent with market practices and is important to allow us to continue to attract, motivate, reward, and retain the broad-based talent critical to achieving our business goals.

54	2016 Proxy Statement

The last time management requested shareholder approval for additional share authorization the Plan was on April 25, 2013, which was for 600,000 shares. Based on the projected rate of share usage, we believe that the 2,000,000 additional shares being requested, together with the shares currently available for issuance, will be sufficient to fund future equity grants to employees and directors over the next two years. The estimated total potential dilution from the Plan is 13.41%, which is calculated by dividing (i) the sum of the number of shares subject to outstanding awards (2,124,921 as of March 1, 2016), number of shares remaining available for future awards (185,000 as of March 1, 2016), and number of new shares being requested in this Proposal 4 (2,000,000) by (ii) the number of issued and outstanding shares of the Company as of the record date (32,129,911).

If this Proposal 4 is not approved, the Company will be unable to grant additional equity-based awards under the Plan in excess of the number of shares currently remaining available for future issuance under the Plan, which the Company believes would adversely affect its ability to offer effective incentives to participants that are consistent with market practices.

In addition, the Board of Directors believes that it is in the best interests of the Company and our stockholders to continue providing a long-term incentive plan under which the Company may, at the discretion of the Human Resources Committee, grant equity-based compensation awards to executive officers that are intended to be deductible by the Company for federal income tax purposes under Code Section 162(m). The Plan has been structured in a manner such that certain awards granted under it may satisfy the requirements for “performance-based compensation” within the meaning of Code Section 162(m). Under Code Section 162(m), the federal income tax deductibility of compensation paid to our CEO and the next three most highly compensated executive officers other than the Chief Financial Officer (the “covered employees”) may be limited to the extent that such compensation exceeds $1 million in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Code Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by the Company. The Human Resources Committee generally considers the preservation of federal income tax deductions when granting awards, but specifically retains the discretion to approve awards that do not meet the “performance-based compensation” exception to Code Section 162(m).

For purposes of Code Section 162(m), the material terms that must be approved by the stockholders include the employees eligible to receive compensation, a description of business criteria on which the performance measures are based, and the maximum amount of compensation that could be paid to any employee. Stockholder approval of this Proposal 4 is intended to constitute approval of each of these aspects of the Plan for purposes of the stockholder approval requirements of Code Section 162(m). The following is a description of such aspects of the Plan and is qualified in its entirety by reference to the full copy of the Plan, which is attached as Appendix A to this proxy statement. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Plan, unless the context clearly dictates otherwise.

Summary of Changes

The Plan, as amended, is substantially identical to the Plan that was previously approved by stockholders on April 25, 2013, with the following exceptions:

•	The term of the Plan is being extended to July 27, 2026.

•	The pool of shares available for grants of awards under the Plan is being increased by 2,000,000 shares, from 3,350,000 to 5,350,000.

•	Awards made under the Plan to a non-employee director may not exceed $750,000 in value in any calendar year, when taken together with any cash fees paid to such director.

•	The Plan limits grants of options or stock appreciation rights to no more than 800,000 shares in a calendar year.

•	The Plan limits grants of all other awards that are intended to qualify for the “performance-based compensation” exception to Code Section 162(m) to 800,000 shares in a calendar year (compared to the previous limit of 400,000 shares).

•	The Plan allows for an option expiration date to be extended in the event that exercise thereof on its expiration date would violate securities laws or the Company’s insider trading policy.

•	The Plan reduces the minimum vesting period for restricted stock or RSU awards granted to non-employee directors (that are not subject to the attainment of any performance criteria) from three years to one year.

•	The Plan imposes a statute of limitations of one year on all actions brought by participants arising under the Plan.

55	2016 Proxy Statement

•	The amendment updates the Plan for technical regulatory and accounting changes that have or will, in the near future, become necessary.

•	The reference to the clawback policy under the Plan is expanded to be compliant with eventual regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Key Corporate Governance Practices

Practices	Description
Plan Provisions and Our Practices
Individual Limits

•     No more than 800,000 shares of stock subject to options and stock appreciation rights, and 800,000 shares of stock subject to all other awards intended to qualify for the performance-based compensation exception in Code Section 162(m), may be awarded to any participant in one calendar year.

•     No cash performance award may be paid to a participant in excess of $2 million dollars for any single calendar year. Any amount earned in excess of $2 million will be automatically deferred in accordance with the terms of the Plan.

Director Limits	• Awards made under the Plan to a non-employee director may not exceed $750,000 in value in any calendar year, when taken together with any cash fees paid to such director.
Minimum Vesting Requirements

•     Restricted stock and restricted stock units (that are not subject to the attainment of performance criteria) have minimum three-year vesting periods (one year for non-employee directors).

•     Options do not become exercisable prior to one year of continuous employment following the grant date.

Clawback Policy	• In accordance with Company’s Compensation Recovery Policy
No Repricing or Buyouts	• Prohibited under Plan
No Evergreen Features	• Prohibited under Plan
Fixed Ten-Year Term	• The Plan will be limited in duration to ten years.

Summary of Plan Features

The following is a summary of the principal features of the Plan. This summary is subject to, and qualified in its entirety by, the complete text of the Plan, a copy of which (as it is proposed to be amended pursuant to this Proposal 4) is attached to this proxy statement as Appendix A. The following summary includes the proposed modifications to the Plan for which the Company is seeking stockholder approval.

The Plan provides for the granting of awards to directors and key employees of the Company at the Human Resources Committee’s discretion. Awards under the Plan may be made in the form of:

•	Incentive stock options,

•	Non-qualified stock options,

•	Restricted stock,

•	Restricted stock units,

•	Equity performance awards, including, but not limited to, stock appreciation rights,

•	Performance cash awards, and

•	Other stock or cash awards that the Human Resources Committee determines to be in the best interests of the Company.

Currently, approximately 40 employees and 7 non-employee directors are eligible to participate in the Plan.

56	2016 Proxy Statement

The Plan limits the maximum amount of awards that may be granted to participants. The maximum number of shares that may be delivered to participants and their beneficiaries under the Plan is 5,350,000 (plus any shares subject to awards that lapse, expire, terminate, are forfeited or canceled, or are settled in cash), which includes the 2,000,000 shares added pursuant to the proposed amendment to the Plan. The maximum number of shares that may be granted during any calendar year under the Plan to any participant will not exceed: (i) 800,000 shares subject to options or stock appreciation rights; and (ii) 800,000 shares with respect to any awards (other than stock options and stock appreciation rights) that are designed to comply with the qualified performance-based compensation exception from Code Section 162(m). The maximum number of shares subject to awards that may be granted during any calendar year to any non-employee director of the Company, when taken together with any cash fees paid to such director during the calendar year, may not exceed $750,000 in total value.

Shares available for issuance under the Plan are authorized and unissued shares or issued and outstanding shares reacquired by the Company.

Administration

The Human Resources Committee will administer the Plan. The Human Resources Committee will select the employees to whom awards will be granted from among those eligible and, determine the type, size and terms and conditions applicable to each award. The Human Resources Committee is also authorized, among other things, to construe, interpret and implement the provisions of the Plan. Any awards recommended by the Human Resources Committee for the CEO or any director will be subject to the approval of the Board of Directors.

Awards Under the Plan

Stock Options

The Human Resources Committee shall establish the option exercise price of a stock option awarded under the Plan at the time of the grant. The exercise price may not be less than one hundred percent of the fair market value of a share of the Company’s common stock on the date on which the option is granted.

•	Options will be exercisable not earlier than one year from the date of grant.

•	Options will expire not later than ten years from the date of grant.

•	Reload options are not permitted under the Plan.

•	Option re-pricing is not permitted under the Plan.

Restricted Stock

The Human Resources Committee may grant to participants shares of the Company’s common stock in such amounts and subject to such terms and conditions (including forfeiture of shares if the participant does not complete a required period of employment) not inconsistent with the Plan as the Human Resources Committee may determine in its sole discretion.

•	Restricted stock granted will be restricted for a period not less than one year, if subject to attainment of performance criteria, or three years, if subject to time-based vesting and a continuous service requirement (for non-employee directors, the minimum vesting period for any restricted stock awards, whether or not subject to the attainment of performance criteria, will be one year).

•	A participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote and receive any dividends.

•	Stock grants not subject to the attainment of any performance criteria will require that a participant continuously be employed with the Company for a period of at least three years.

•	The Human Resources Committee has discretion to accelerate vesting.

Restricted Stock Units

Restricted stock units are similar to restricted stock, except that the shares of the Company’s common stock are not issued to the participant until after the end of the restriction period or the attainment of specified performance objectives and upon satisfaction of any other applicable conditions.

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•	Participants who receive restricted stock units have no voting rights, and the Human Resources Committee has discretion to provide dividend equivalent credits.

•	Restricted stock unit awards that are subject to the attainment of performance criteria shall be subject to a performance period of at least one year (for non-employee directors, the minimum vesting period for any restricted stock unit awards, whether or not subject to the attainment of performance criteria, will be one year).

•	Restricted stock unit grants not subject to the attainment of any performance criteria will require that a participant continuously be employed with the Company for a period of at least three years.

•	The Human Resources Committee has discretion to accelerate vesting.

Equity Performance Awards

The Plan provides for the Human Resources Committee and the Board of Directors to structure a performance share award (an “Equity Performance Award”) as performance-based compensation, such that the Equity Performance Award will not be paid unless designated performance measures are satisfied.

•	The performance period for Equity Performance Awards may not be less than three years.

•	Performance measures may vary by participant, may be established for the Company as a whole or for its various groups and may be measured relative to a peer group or index.

•	Performance measures may include or exclude charges for restructuring, discontinued operations and other unusual or non-recurring items and the cumulative effect of tax or accounting changes, each to be done on a GAAP basis.

•	If the applicable performance objective is achieved, a participant will receive an amount equal to the then market value of one share of the Company’s common stock multiplied by the number of performance shares held.

•	Payment may be made in shares of common stock or cash or any combination, as determined by the Human Resources Committee.

•	The Human Resources Committee, at the time of establishing performance objectives, may establish a minimum performance target and provide for reduced payment if the performance objective is not achieved but the minimum performance target is met, and may prescribe adjustments to the otherwise applicable performance objective in the event of certain changes in the beneficial ownership of the Company’s common stock or other corporate transaction.

•	Performance shares may also be in the form of stock appreciation rights (“SARs”) or some other equity based measure.

Performance Measures

The Human Resources Committee may designate performance measures from any or a combination of the following criteria to determine the level of payout or vesting of any awards designed to qualify for the performance-based compensation exception to Code Section 162(m):

• Material gross profit	• Earnings per share
• Operating income	• Net earnings
• DSO (days sales outstanding on receivables)	• Pre-tax earnings
• DSI (days sales outstanding on inventory)	• Net operating profit after taxes
• Working capital employed	• Return on assets
• Purchase variance	• Return on net assets
• Delivery variance	• Gross profit on sales
• Sales	• Total shareholder return
• Return on capital	• Relative total shareholder return
• Return on invested capital	• Other measures of shareholder value creation
• Earnings	• Return on equity
• Earnings before interest and taxes (EBIT)	• Return on investments
• Earnings before interest, taxes, depreciation and amortization (EBITDA)	• Asset management

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The Human Resources Committee may also utilize certain quantitatively and objectively determinable non-financial performance measures, including, but not limited to:

•	Strategic initiatives

•	Customer service

•	Safety

•	Corporate development

•	Leadership development

Performance Cash Awards

Performance cash awards are payments to participants (excluding non-employee directors) based on the attainment of performance objectives specified by the Human Resources Committee, as described above. The Plan also provides the following:

•	The performance period shall not be less than one year.

•	Awards are generally calculated as a percentage of salary, based on the extent to which the performance objectives are attained during the performance period.

•	Performance cash awards may be designed to comply with the exception to the tax deductibility limit under Code Section 162(m) for performance-based compensation.

•	No performance cash award may be paid to a participant in excess of $2 million for any single year, with any amount earned in excess of $2 million being automatically deferred in accordance with the terms of the Plan.

•	Participant whose employment with the Company terminates prior to the end of the vesting period or who fails to achieve the applicable performance criteria shall forfeit all performance cash awards.

Other Stock or Cash Awards

In addition to the incentives described above, the Human Resources Committee may grant other stock or cash awards under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided an outright grant of shares will not be made unless it is offered in exchange for cash that has otherwise already been earned by the grantee.

Modification of Benefits

The Human Resources Committee may permit or require a participant to have amounts or shares of our common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account in compliance with all existing laws and regulations.

Neither the Board of Directors nor the Human Resources Committee may cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price, or to reduce the option price of an outstanding option, in each case, without obtaining prior stockholder approval.

Other Features of the Plan

•	Awards granted under the Plan shall be subject to such change of control provisions, including, but not limited to, accelerated vesting of all equity performance awards upon termination of employment following a change in control.

•	Participants must repay to the Company or forfeit, as appropriate, any and all awards granted under the Plan to the extent required by applicable law or the “clawback” provisions of any policy adopted by the Human Resources Committee or the Board of Directors (including any such policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act), as each may be amended from time to time.

•	No award under the Plan or rights or interests therein may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or the laws of descent and distribution.

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•	The Plan will remain in effect until July 27, 2026 or until terminated by the Board of Directors, if earlier.

•	The Board of Directors may at any time terminate, suspend or amend the Plan, except that stockholder approval must be obtained to increase the total number of shares subject to the Plan and to the extent otherwise required under the Plan, including to comply with applicable laws, regulations, or stock exchange rules, and no such action may, without the consent of a participant, except to the extent required to comply with changes in law, adversely affect the participant’s rights under any outstanding award.

Material Federal Income Tax Consequences

The following summary is a brief overview of the principal U.S. Federal income tax consequences relating to awards that may be granted under the Plan, based on current tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified option is granted or vests, but generally at the time the option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price. Upon a disposition of those shares, the difference between the amount received and the fair market value on the date of exercise will be treated as a long-term or short-term capital gain or loss, depending on the holding period. We would generally be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of a non-qualified option.

Incentive Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time any incentive stock option is granted or vests. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and we will not be entitled to any deduction in connection with that exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition”, as described below), the excess of the fair market value of the shares over the option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by the participant before the expiration of the statutory holding period (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the option price and the fair market value of such shares on the date of exercise of such option. If a participant makes a “disqualifying disposition”, the Company will be allowed a deduction for Federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of SARs has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares and cash received is generally taxable to the grantee as ordinary income, and the Company generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (a) pays tax when the restrictions lapse, or (b) makes a special election to pay tax in the year the grant is made. At either time, the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. The Company receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until disposition of the stock.

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Restricted Stock Units

In general, no taxable income is realized by a participant upon the grant of a restricted stock unit. The participant would include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares and Performance Share Units

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares and cash are transferred to the participant. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer and the cash received in lieu of shares. We will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares and cash to the participant.

Code Section 409A

Code Section 409A addresses federal income tax treatment of all amounts that are nonqualified deferred compensation. The Company intends that awards granted under the Plan comply with, or otherwise are exempt from, Code Section 409A, but makes no representation or warranty to that effect.

Code Section 162(m)

The Plan may provide certain forms of performance-based compensation to executive officers that may meet the requirements for tax deductibility under Code Section 162(m), at the sole discretion of the Human Resources Committee. Code Section 162(m) provides that, subject to certain exceptions, we may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Code Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

New Plan Benefits

Future awards under the Plan will be made at the discretion of the Human Resources Committee; therefore, it is not currently possible to determine the benefits or amounts that may be received by such persons or groups pursuant to the Plan in the future. Grants under the Plan in 2015 to our Named Executive Officers are shown in the 2015 Grants of Plan-Based Awards table above. The following table shows option awards made to our Named Executive Officers in 2016. Awards to non-executive employees have not yet been finalized for 2016, but the projected grant amounts are shown below, assuming approval of the proposed amendment to the Plan.

Name and Position	Number of Shares	Dollar Value or Exercise Price
Steven Scheinkman President and Chief Executive Officer	727,000	$1.98
Patrick Anderson EVP, Chief Financial Officer & Treasurer	152,000	$1.98
Marec Edgar EVP, General Counsel & Chief Administrative Officer	172,000	$1.98
Thomas Garrett Vice President, President, Total Plastics	N/A	N/A
Ronald Knopp EVP, Chief Operating Officer	152,000	$1.98
Executive Officers as a Group	1,203,000	$1.98
Non-Executive Directors as a Group	*	$490,000 (1)
Non-Executive Officer Employees as a Group	750,000 (2)	* (3)

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(1)	The amount disclosed is equal to the total dollar value of all annual restricted stock grants to be issued to our non-employee directors following our 2016 Annual Meeting. Such figures will be determined based upon the 60-day trailing average stock price on the date of grant.

(2)	Estimated aggregate amount to be awarded following the approval of the Plan amendment, based on prior years’ grant values.

(3)	The exercise price of the option awards will depend on the price of our common stock on the date of grant.

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QUESTIONS AND ANSWERS

Why did I receive these materials?

The Board of Directors of A. M. Castle & Co. is soliciting the enclosed proxy for use at our 2016 Annual Meeting of stockholders and any adjournments or postponements thereof.

Who may vote at the Annual Meeting?

As of the close of business on June 6, 2016, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 32,129,911 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting.

What shares are included on the proxy card?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a shareholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, book-entry form, and in any Company benefit plan.

If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted. To allow sufficient time for voting by the plan’s trustee, your voting instructions must be received by July 25, 2016.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of Common Stock.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:

Non-Discretionary Items. The election of directors, the advisory approval of the Company’s executive Compensation, the approval of an amendment to the Plan, and the approval of the issuance of additional shares of common stock upon conversion of the Company’s New Convertible Notes are nondiscretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. This is called a “broker non-vote.”

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How are abstentions and broker non-votes counted?

Abstentions will not be included in vote totals and will have no effect on Items 1, 2 and 3 to be voted on at the 2016 Annual Meeting. Pursuant to NYSE rules, abstentions will count as a vote against Items 4 and 5 to be voted on at the 2016 Annual Meeting. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any of the Items to be voted on at the 2016 Annual Meeting. A proxy marked “WITHHOLD” will have the same effect as an abstention.

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How do I vote?

Via Internet: visit www.proxyvote.com

By Phone: call 1-800-690-6903

By Mail: sign, date and return your proxy card to the address listed on the proxy card.

In Person: All stockholders of record may vote in person at the annual meeting.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

What is required for a quorum at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

What do I need in order to attend the Annual Meeting?

•	Proof that you own shares of the Company as of June 6, 2016.

Attendance is limited to stockholders of record as of June 6, 2016. Please note that cameras, sound or video recording equipment, cellular telephones, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

•	Proxy Card or Legal Proxy from Broker.

You will need to bring your legal proxy and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Who will tabulate and count the votes?

We retain an independent inspector of election from our Transfer Agent, American Stock Transfer and Trust Company, to attend our Annual Meeting and to certify the results of the vote.

What can I do if I change my mind after I vote my shares?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked in writing to the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting. A written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares will be treated as the final vote.

A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

When will the Company announce the voting results?

We will announce the preliminary voting results at the 2016 Annual Meeting of Stockholders. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

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How are proxies solicited and what is the cost?

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. Innisfree’s fees are estimated to be $25,000, plus out-of-pocket expenses, to assist with the solicitation. Officers, directors, and employees of the Company may also solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

What are my voting choices for each of the proposals to be voted on at the 2016 Annual Meeting of Stockholders and what are the voting standards?

Proposal	Voting Choices and Board Recommendation	Voting Standard
Proposal 1: Election of Class III Director Nominees

•    Vote FOR all nominees

•    Vote FOR specific nominees

•    Vote WITHHOLD all nominees

•    Vote WITHHOLD specific nominees

•    Abstain from voting with respect to all nominees

•    Abstain from voting with respect to specific nominees

The Board recommends a vote FOR each of the Class III Director Nominees

Plurality of votes cast
Proposal 2: Advisory Vote to Approve Executive Compensation

•    Vote FOR the advisory proposal

•    Vote AGAINST the advisory proposal

•    Abstain from voting on the advisory proposal

The Board recommends a vote FOR the advisory vote to approve executive compensation.

Majority of votes cast
Proposal 3: Ratification of the Appointment of Deloitte & Touche, LLP as Independent Auditors	• Vote FOR the ratification • Vote AGAINST the ratification • Abstain from voting on the ratification The Board recommends a vote FOR the ratification of independent auditors.	Majority of votes cast
Proposal 4: Approval of 2008 Omnibus Incentive Plan Amendment	• Vote FOR the Plan Amendment • Vote AGAINST the Plan Amendment • Abstain from voting on the Plan Amendment The Board recommends a vote FOR the 2008 Plan Amendment.	Majority of votes cast

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

What is Householding?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

65	2016 Proxy Statement

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, or by phone at (847) 455-7111.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company will provide a copy of its Annual Report to any stockholder requesting a copy in writing. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Form 10-K for the fiscal year ended December 31, 2015, are available without charge to stockholders upon written request to the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS

In order for proposals by stockholders to be considered for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2017 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, SEC rules and NYSE rules require that any stockholder proposals must be received no later than February 17, 2017. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2017 annual meeting of stockholders to give advance written notice to the Company between March 29, 2017, and April 28, 2017.

COMMUNICATION WITH DIRECTORS

Stockholders and others who are interested in communicating directly with our chairman, any individual director, the Board or non-management directors as a group may do so by writing to the directors at the following address:

A. M. Castle & Co.

Board Communication

1420 Kensington Road, Suite 220

Oak Brook, Illinois 60523

Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the chairman of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition, the Audit Committee has established both a telephonic voice call-in and electronic communication method on an independent website (www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors, and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800-461-9330 or via the link to MySafeWorkplace which can be found on the “Corporate Governance” section of the Company’s website at:

https://www.castlemetals.com/investors/corporate-governance

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Appendix A

2008 A.M. CASTLE & CO. OMNIBUS INCENTIVE PLAN

(As Amended and Restated as of July 27, 2016)

1.           Purpose and Effective Date. The purposes of the Plan are (a) to strengthen the ability of the Corporation and its Subsidiaries to attract and retain directors, key executives, and other key managerial, supervisory and professional employees, (b) to attract and align the interests of Participants with the long-term interests of the Corporation, its Subsidiaries and its stockholders, (c) to motivate Participants to put forth their maximum effort for the continuing growth of the Corporation and its Subsidiaries, (d) to provide a means to encourage Stock ownership and proprietary interest by Participants in the Corporation, and (e) to provide incentive compensation opportunities that are competitive with those of other corporations in the same industries as the Corporation and its Subsidiaries, and thereby to promote the interests of the Corporation, its Subsidiaries and its stockholders. The Plan may provide Participants with forms of long-term incentive compensation that are not subject to the deduction limitation rules prescribed under Code Section 162(m), and, as applicable, should be construed to the maximum extent possible as providing for remuneration that is “qualified performance-based compensation” within the meaning of Code Section 162(m).

The Plan became effective upon the ratification by the holders of the majority of those shares present in person or by proxy at the Corporation’s 2008 annual meeting of its stockholders on April 24, 2008, and was thereafter amended and restated on March 5, 2009, on December 9, 2010, on April 28, 2011 and on April 25, 2013. The Plan shall be further amended and restated in the form provided herein, effective as of July 27, 2016, subject to approval by the Corporation’s stockholders.

2.           Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Award means the grant of incentive compensation under this Plan to a Participant.

(b)	Award Agreement means any documentation of an Award, including, without limitation, an employment agreement, notice, certificate, letter or a Board or Committee resolution, in any event, in such form (whether written or electronic) as determined by the Committee.

(c)	Board means the board of directors of the Corporation.

(d)	Code means the Internal Revenue Code of 1986, as amended. Any reference in the Plan to a specific Section of the Code shall include such Section and any comparable provision of any future legislation amending, supplementing, or superseding such Section, and any valid regulation and other applicable authorities promulgated thereunder.

(e)	Committee means the Human Resources Committee of the Board and its subcommittee, or such other committees and subcommittees designated from time to time by the Board.

(f)	Corporation means A.M. Castle & Co., a Maryland corporation, or any successor thereto.

(g)	Covered Employee means a “covered employee” within the meaning of Code Section 162(m).

(h)	Equity Performance Award means an Award subject to the satisfaction of Performance Criteria and granted pursuant to Section 10 below.

(i)	Exchange Act means the Securities Exchange Act of 1934, as amended. Any reference in

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the Plan to a specific Section of the Exchange Act shall include such Section and any comparable provision of any future legislation amending, supplementing, or superseding such Section, and any valid regulation and other applicable authorities promulgated thereunder.

(j)	Fair Market Value means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, including, without limitation, the closing market composite price of Stock as reported for the New York Stock Exchange-Composite Transaction as of the applicable date or, if Stock is not traded on that date, on the next preceding date on which Stock was so traded, except as otherwise specified in the Plan or as required by applicable law or regulation.

(k)	Incentive Stock Option means a Stock Option designed to meet the requirements of Code Section 422. Notwithstanding any provision in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Code Section 422, or, without the consent of the affected Participant, to cause any Incentive Stock Option previously granted to fail to qualify for the federal income tax treatment afforded under Code Section 421.

(l)	Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.

(m)	Participant means (i) an employee of the Corporation or its Subsidiaries or (ii) an individual who is a member of the Board and who is not an employee of the Corporation or any of its Related Companies, who, in each case, has been designated by the Committee as eligible to receive an Award under the Plan.

(n)	Performance Cash Award means a cash incentive Award subject to the satisfaction of Performance Criteria and granted pursuant to Section 11 below.

(o)	Performance Criteria means one (1) or more business criteria (within the meaning of Code Section 162(m)) designated by the Committee, based in whole or in part on any or a combination of the following: gross profit on sales, material gross profit (gross profit on material portion of sales), operating income, DSO (days sales outstanding on receivables), DSI (days sales outstanding on inventory), working capital employed, purchase variance, delivery variance, sales, earnings, earnings per share, pre-tax earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net earnings, net operating profit after taxes, return on assets or net assets, return on capital (including return on total capital or return on invested capital), share price (including, but not limited to, total shareholder return, relative total shareholder return and other measures of shareholder value creation), return on equity, return on investments, asset management, and the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, strategic initiatives, customer service, safety, corporate development, and leadership development) and may include or exclude specified items of an unusual or non-recurring nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, changes in applicable laws or regulations, accounting gains and losses determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence, changes in financial accounting standards or other unusual or non-recurring events causing dilution or diminution in the Corporation’s earnings. Performance Criteria need not be the same for all Participants, may be established for the Corporation as a whole or for its various groups, divisions, Subsidiaries and affiliates, and may be measured relative to a peer group or index. The Committee at the time of establishing Performance Criteria

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may prescribe adjustments to the otherwise applicable Performance Criteria in the event of certain changes in the beneficial ownership of Stock or other corporate transaction, establish a minimum performance target for the applicable Performance Criteria (including adjustments thereto in the event of certain changes in the beneficial ownership of Stock or other corporate transaction), and provide for reduced payment if the applicable Performance Criteria is not achieved but the minimum performance target is met. In addition, measurement of the attainment of Performance Criteria may exclude, if the Committee provides in an Award Agreement, impact of charges for restructurings, discontinued operations, and other unusual, infrequent and/or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by Generally Accepted Accounting Principles and as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of the financial statements, or in other U.S. Securities and Exchange Commission filings.

(p)	Performance Period means the period during which the Performance Criteria must be attained, as designated by the Committee, with a minimum of one (1) year (or, in the case of an Equity Performance Award, a minimum of three (3) years), subject to acceleration as determined by the Committee in its sole discretion.

(q)	Plan means this 2008 A.M. Castle & Co. Omnibus Incentive Plan, as amended (formerly known as the A.M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan immediately prior to April 28, 2011).

(r)	Qualified Retirement means, with respect to an employee, a termination from employment from the Corporation and all of its Related Companies that occurs after the employee attains at least age 65 and completes at least five (5) years of continuous service as a full-time employee.

(s)	Related Company means any corporation during any period in which it is a Subsidiary or during any period in which it, directly or indirectly, owns fifty percent (50%) or more of the total combined voting power of all classes of stock of the Corporation that are entitled to vote.

(t)	Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with Section 9 below.

(u)	RSU means a restricted stock unit granting a Participant with the right to receive Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with Section 9 below.

(v)	SAR means a stock appreciation right granted pursuant to Section 8 below.

(w)	Stock means a share of common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.

(x)	Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to Section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(y)	Subsidiary means any corporation or entity during any period in which the Corporation owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or in which it has at least a fifty percent (50%) economic interest, and which is authorized to participate in the Plan.

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3.           Administration. The Plan will be administered by the Committee, which will consist of three (3) or more directors of the Corporation as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)	the U.S. Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(b)	the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c)	the U.S. Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).

The Committee shall have the discretionary authority to manage and control the operation and administration of the Plan, to construe and interpret the Plan and any Awards granted hereunder, to establish and amend rules for Plan administration, to establish the terms and conditions of Awards, to change the terms and conditions of Awards at or after grant (subject to the provisions of Sections 19 and 20 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, and to make all other determinations that it deems necessary or advisable for the administration of the Plan.

Awards under the Plan to a Covered Employee may be made subject to the satisfaction of one (1) or more Performance Criteria. Performance Criteria shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which twenty-five percent (25%) of the Performance Period has elapsed, if earlier). The Committee may select one (1) or more Performance Criteria and may apply those Performance Criteria on a corporate-wide, division, or business segment basis, or any combination thereof; provided, however, that the Committee may not increase the amount of compensation payable to a Covered Employee upon the satisfaction of Performance Criteria.

The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members. Any interpretation or determination made by the Committee under the Plan shall be final and binding on all persons.

4.           Participants. Participants may consist of all employees of the Corporation and its Subsidiaries and all non-employee directors of the Corporation; provided, however, that the following individuals shall be excluded from participation in the Plan: (a) contract labor; (b) employees whose base wage or base salary is not processed for payment by the payroll department of the Corporation or any Subsidiary; and (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Corporation enters into for service. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. Except as otherwise agreed to by the Corporation and the Participant, any Award under the Plan shall not affect any previous Award to the Participant under the Plan or any other plan maintained by the Corporation or its Subsidiaries. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.           Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 3,350,000 shares of Stock. Effective July 27, 2016, and subject to stockholder approval, an additional 2,000,000 shares of Stock are reserved for issuance under the Plan. Stock covered by an Award granted under the Plan shall not be counted as used unless and until actually issued and delivered to a Participant. Accordingly, if there is (a) a lapse, expiration, termination or cancellation of any Stock Option or other Award outstanding under the Plan prior to the issuance of Stock thereunder or (b) a forfeiture of any shares of Restricted Stock or Stock subject to Awards granted under this Plan prior to vesting, then the Stock subject to these Stock

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Options or other Awards shall be added to the Stock available for Awards under the Plan. In addition, any Stock covered by an SAR (including an SAR settled in Stock, which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent Stock is actually issued to the Participant upon exercise of the SAR. Finally, any Stock exchanged by an optionee as full or partial payment of the exercise price under any Stock Option exercised under the Plan, any Stock retained by the Corporation to comply with applicable income tax withholding requirements, and any Stock covered by an Award that is settled in cash, shall be added to the Stock available for Awards under the Plan. All Stock issued under the Plan may be either authorized and unissued Stock or issued and outstanding Stock reacquired by the Corporation (including, in the discretion of the Board, Stock purchased in the market). All of the available Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options.

Subject to adjustment as provided in Section 14 below, the aggregate Awards granted during any calendar year to any one Participant shall not exceed: (i) 800,000 shares of Stock subject to Options or SARs; and (ii) 800,000 shares of Stock with respect to any Awards (other than Options or SARs) that are designed to comply with the qualified performance-based compensation exception from the tax deductibility limitation of Code Section 162(m), except as otherwise provided in Sections 10 and 11 below. Notwithstanding anything in the Plan to the contrary, the maximum number of shares of Stock subject to Awards granted during any single calendar year to any non-employee director of the Corporation, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the Fair Market Value at the time of grant for financial reporting purposes).

The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with Section 14 below.

6.           Types of Awards, Payments, and Limitations. Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, Equity Performance Awards, Performance Cash Awards, and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of Sections 19 and 20 below, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents and interest on such dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account and are subject to the same vesting or Performance Criteria as the underlying Award. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents.

Awards shall be evidenced by an Award Agreement, in such form and manner prescribed by the Committee in its discretion, that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Corporation’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award, including, without limitation, the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including, without limitation, provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting or breach of noncompetition or confidentiality agreements following termination of employment. The Committee may, but need not, require the execution of any such Award Agreement by a Participant and/or a duly authorized representative of the Corporation. Acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms, conditions and limitations of the Award.

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7.           Stock Options. Stock Options may be granted to Participants, at any time as determined by the Committee; provided, however, that each Stock Option granted to non-employee Participants shall be a Nonqualified Stock Option. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option; provided, however, that notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, the portion of such Stock Options in excess of the $100,000 limit shall be treated as Nonqualified Stock Options. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than one-hundred percent (100%) of the Fair Market Value of the Stock (or, in the case of an Incentive Stock Option granted to a Participant who is a ten percent (10%) shareholder within the meaning of Code Section 422, one-hundred ten percent (110%) of the Fair Market Value of the Stock) on the date the Stock Option is granted unless the Stock Option is a substitute or assumed Stock Option granted pursuant to Section 15 below or unless otherwise approved by stockholders as described below.

Each Stock Option shall expire at such time as the Committee shall determine at the time of grant. Stock Options shall be exercisable at such time and manner and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the following:

(a)	No Stock Option may be exercised by a Participant (i) prior to the date on which the Participant completes one (1) continuous year of employment with the Corporation or any Related Company after the date of the award thereof (or, in the case of a Participant who is a non-employee director, prior to the first anniversary of the date of the award thereof); or (ii) after the applicable date on which the Stock Option expires and is no longer exercisable.

(b)	An Incentive Stock Option shall expire and shall no longer be exercisable after the earliest of:

(i)	the date that is the tenth (10th) anniversary (or, in the case of an Incentive Stock Option granted to a Participant who is a ten percent (10%) shareholder within the meaning of Code Section 422, the fifth (5th) anniversary) of its grant;

(ii)	the date that is three (3) months after the Participant’s continuous employment with the Corporation and all of its Related Companies terminates (for any reason other than the Participant’s death), except in the case of disability (within the meaning of Code Section 22(e)(3)), the first (1st) anniversary of the date of such disability; or

(iii)	the date established by the Committee, or the date determined under a method established by the Committee, at the time of the Award.

(c)	A Nonqualified Stock Option shall expire and shall no longer be exercisable after the earliest of:

(i)	the date that is the tenth (10th) anniversary of its grant;

(ii)	in the case of a Participant who is an employee, the date, if any, on which the Participant’s continuous employment with the Corporation and all of its Related Companies terminates, except (A) in the case of a Qualified Retirement or a total and permanent disability (as defined by the Corporation’s long term disability programs), the third (3rd) anniversary of the date of such Qualified Retirement or total and permanent disability, or (B) to the extent otherwise provided in an

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enforceable agreement between a Participant and the Corporation, the date that is three (3) months after the Participant’s continuous employment with the Corporation and all of its Related Companies terminates;

(iii)	in the case of a Participant who is a non-employee director, the date the Participant resigns from the Board, or in the event the Participant retires at or after attaining retirement age (as determined under the applicable policy established by the Board) or becomes totally and permanently disabled (as defined by the Corporation’s long term disability programs), the third (3rd) anniversary of the date of such retirement or total and permanent disability; or

(iv)	the date established by the Committee, or the date determined under a method established by the Committee, at the time of the Award.

(d)	All rights to purchase shares of Stock pursuant to a Stock Option shall cease as of the date on which such Stock Option expires and is no longer exercisable.

The exercise price, upon exercise of any Stock Option, shall be payable to the Corporation in full by: (a) cash payment or its equivalent; (b) tendering previously acquired Stock purchased on the open market having a Fair Market Value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired Stock; (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Corporation (“cashless” exercise); and (d) such other methods of payment as the Committee, in its discretion, deems appropriate, including, but not limited to, by a “net exercise” arrangement (pursuant to which the number of shares of Stock issuable upon exercise of the Stock Option shall be reduced by the largest whole number of shares of Stock having an aggregate Fair Market Value that does not exceed the aggregate exercise price of the Stock Option, plus any tax withholdings, if applicable). In no event shall the Committee, without stockholder approval, cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower exercise price, cancel any outstanding Stock Option for the purpose of cashing out a Stock Option unless such cash-out occurs in conjunction with a change of control (but only to the extent otherwise provided in an enforceable agreement between a Participant and the Corporation), nor reduce the exercise price of an outstanding Stock Option. Reload options are not permitted.

Notwithstanding any contrary provision of this Section 7, if, on the date an outstanding Stock Option would expire, the exercise of such Stock Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Corporation from time to time, the expiration date applicable to such Stock Option will be extended to a date that is thirty (30) calendar days after the date on which the exercise of such Stock Option would no longer violate applicable securities laws or any such insider trading policy.

8.           Stock Appreciation Rights. SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs that can be settled only in Stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall be equal to the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute or assumed SARs granted pursuant to Section 15 below. A SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten (10) years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option that it replaces. Upon exercise of a SAR, the Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the

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date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a substitute SAR payment, which may be made only in Stock. In no event shall the Committee, without stockholder approval, cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower grant price, cancel any outstanding SAR for the purpose of cashing out a SAR unless such cash-out occurs in conjunction with a change of control (but only to the extent otherwise provided in an enforceable agreement between a Participant and the Corporation), nor reduce the grant price of an outstanding SAR.

9.           Restricted Stock and RSUs. Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)	a requirement that the holder forfeit (or in the case of Restricted Stock or RSUs sold to the Participant, resell to the Corporation at cost) such Restricted Stock or RSUs in the event of termination of employment or service with the Corporation and all of its Related Companies during the period of restriction; and

(c)	the attainment of Performance Criteria.

Restricted Stock and RSU Awards that are subject to the attainment of Performance Criteria shall be subject to a Performance Period of at least one (1) year and Restricted Stock and RSU Awards that are not subject to the attainment of any Performance Criteria shall be subject to the requirement that the Participant continuously be employed or perform service with the Corporation or any of its Related Companies for at least three (3) years (with such three (3) year employment or service requirement generally determined beginning with the first day of the calendar year in which such Awards were granted to the Participant), subject in each case to acceleration as determined by the Committee in its sole discretion. Notwithstanding the foregoing, a service requirement of one (1) year shall apply to any Restricted Stock or RSU Awards (not subject to the attainment of any Performance Criteria) granted to non-employee directors of the Corporation, subject to acceleration as determined by the Committee in its sole discretion. All restrictions shall otherwise expire at such times as the Committee shall specify.

Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2008 A.M. Castle & Co. Omnibus Incentive Plan and an agreement entered into between the registered owner and A. M. Castle & Co. A copy of such Plan and agreement is on file in the office of the Secretary of A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.”

10.        Equity Performance Awards. The Committee shall designate the Participants to whom Equity Performance Awards are to be awarded and determine the number of shares or units of Stock, the length of the Performance Period and the other terms and conditions of each such Award; provided the stated Performance Period will not be less than three (3) years, subject to acceleration as determined by the Committee in its sole discretion, and, to the extent the Award is designed to constitute qualified performance-based compensation under Code Section 162(m), Performance Criteria shall be established within ninety (90) days of the beginning of the period of service to which the Performance Criteria relate. Each Equity Performance Award shall entitle the Participant to a payment in the form of Stock upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. The Committee may, in its discretion, at any time after the date of the

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Equity Performance Award adjust the length of the designated period a Participant must hold any Stock delivered in accordance with the vesting of such Award to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of such period be less than one (1) year. No Equity Performance Award may be paid to a Participant with a Fair Market Value in excess of $2,000,000 for any single year.

Notwithstanding satisfaction of any Performance Criteria, the number of shares or units of Stock issued under an Equity Performance Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares or units of Stock earned upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, make a payment in the form of cash, Stock, or other equity based property, or any combination thereof, equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to an Equity Performance Award.

Except as otherwise determined by the Committee in its sole discretion, a Participant who fails to achieve the applicable Performance Criteria or, subject to Section 13 below, whose employment or service with the Corporation and all of its Related Companies terminates prior to the end of any vesting period, for any reason, shall forfeit all Equity Performance Awards remaining subject to any such applicable Performance Criteria or vesting period.

11.        Performance Cash Awards. The Committee shall designate the Participants (excluding non-employee directors) to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award; provided that the Performance Period will not be less than one (1) year, subject to acceleration as determined by the Committee in its sole discretion, and, to the extent the Award is designed to constitute qualified performance-based compensation under Code Section 162(m), Performance Criteria shall be established within ninety (90) days of the beginning of the period of service to which the Performance Criteria relate. Each Performance Cash Award shall entitle the Participant to a payment in cash upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. No Performance Cash Award may be paid to a Participant in excess of $2,000,000 for any single year. If a Performance Cash Award is earned in excess of $2,000,000, the amount of such Award in excess of this amount shall be deferred until the earlier of (a) the date on which the Participant ceases to be covered by Code Section 162(m), or (b) the first date on which the Committee anticipates or reasonably should anticipate that, if the payment of such excess amount were made on such date, the Corporation’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m). Payment of a Performance Cash Award will be made to the Participant during the period beginning January 1 and ending March 15 of the calendar year following the end of the calendar year to which the Performance Cash Award relates, subject to any acceleration or delay in payment permitted under Code Section 409A.

Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.

Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment or service with the Corporation and all of its Related Companies terminates prior to the end of any vesting period or who fails to achieve the applicable Performance Criteria for any reason shall forfeit all Performance Cash Awards remaining subject to any such vesting period or applicable Performance Criteria.

12.        Other Stock or Cash Awards. In addition to the incentives described in Sections 6 through 11 above, the Committee may grant other incentives payable in cash or in Stock under the Plan as it determines to be in the best interests of the Corporation and subject to such other terms and conditions as it deems appropriate; provided that an outright grant of Stock will not be made unless it is offered in exchange for cash compensation

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that has otherwise already been earned by the recipient.

13.         Change of Control. Notwithstanding any provision in the Plan to the contrary, Awards granted hereunder shall be subject to such change in control provisions, if any, specified in an enforceable agreement between a Participant and the Corporation. If and to the extent an Award is subject to Code Section 409A and any such enforceable agreement requires a payment or delivery of such Award following a change of control that would not be a permissible distribution event, as defined in Code Section 409A(a)(2), then the payment or delivery of such Award shall be made on the earlier of: (a) the date of payment or delivery originally provided for such Award; or (b) the date of termination of the Participant’s employment or service with the Corporation or six (6) months after such termination (other than by reason of death) in the case of a “specified employee” (as defined in Code Section 409A).

14.         Adjustment Provisions.

(a)	In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, reverse share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Stock, exchange of Stock, Stock rights offering, or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock that may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards granted under the Plan.

(b)	In the event of any merger, consolidation or reorganization of the Corporation with or into another corporation that results in the outstanding Stock of the Corporation being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.

(c)	Notwithstanding the foregoing, any adjustments made pursuant to this Section 14 shall be made in a manner as to ensure that after such adjustment, the Awards continue not to be subject to the provisions of Code Section 409A (or, if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A).

15.         Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Corporation or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the Stock limitations set forth in Section 5 above, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.

16.         Nontransferability. Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to charity or to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only

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partners, or corporations in which such family members are the only stockholders. Members of the immediate family means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

17.         Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or Stock deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and the Corporation may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. A Participant may pay all or a portion of any withholding arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of Stock hereunder by electing to have the Corporation withhold Stock having a Fair Market Value equal to the amount required to be withheld; provided, that the number of such shares of Stock withheld may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences.

18.         Duration of the Plan. The Plan shall be limited in duration to ten (10) years and shall expire on July 27, 2026. In the event of the termination of the Plan, the Plan shall remain in effect with respect to any Awards granted hereunder on or before the date of termination, to the extent such Awards remain outstanding.

19.         Amendment and Termination. The Board may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall reduce the amount of any existing Award or materially and adversely change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs that can be settled only in Stock for outstanding Stock Options, and may require an Award be deferred pursuant to Section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in applicable law, regulations or accounting principles without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the provisions in each of Section 7 and Section 8 of the Plan (regarding the cancellation, reissuing at a relatively reduced price, or cash-out of Stock Options and SARs, respectively) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, if and to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with Code Section 409A.

The Corporation shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

20.         Other Provisions.

(a)	In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Corporation to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Corporation for the cost of such equity incentives.

(b)	Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or service with the Corporation; nor interfere in any way with the Participant’s right or the Corporation’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the Participant and the Corporation.

(c)	No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of

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Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(d)	In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained in the Plan (but only to the extent that such provision cannot be appropriately reformed or modified).

(e)	Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Corporation or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under any such plan or arrangement.

(f)	Notwithstanding any other provision of the Plan, the Corporation shall have no liability to issue any shares of Stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of the U.S. Securities Exchange Commission and the New York Stock Exchange or a similar entity. Prior to the issuance of any shares of Stock under the Plan, the Corporation may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any election to satisfy tax withholding obligations through the withholding or surrender of shares of Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) of the Exchange Act or to obtain any exemption therefrom.

(g)	Payments and benefits under the Plan are intended to be exempt from Code Section 409A. If and to the extent any such payment or benefit is determined to be subject to Code Section 409A, such payment or benefit shall comply with Code Section 409A, including, without limitation, the six (6) month payment delay applicable to a specified employee (within the meaning of Code Section 409A), and, accordingly, to the maximum extent permitted, such payment or benefit shall be paid or provided under such other conditions determined by Committee that cause such payment or benefit to be in compliance with, or not be subject to, Code Section 409A and the Plan shall be construed and administered accordingly to achieve that objective. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A. The Corporation makes no representation that any or all of the payments or benefits provided under the Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(h)	A Participant and each other person entitled to receive a payment with respect to any Award granted hereunder shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be required in order to facilitate the administration of the Plan and payments hereunder.

(i)	To the extent permitted by applicable law, the Corporation may deliver by email or other

78	2016 Proxy Statement

electronic means (including posting on a website maintained by the Corporation or by a third party under contract with the Corporation) all documents relating to the Plan or any Award Agreement thereunder (including, without limitation, any prospectuses required by applicable securities law) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). To the extent permitted by applicable law, a Participant’s execution of an Award Agreement may be made by electronic facsimile or other method of recording the Participant’s signature in a manner that is acceptable to the Committee.

21.         Governing Law; Choice of Forum. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of laws principles of any jurisdiction. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

22.         Indemnification. The Corporation shall indemnify the Committee and its members and any individuals to whom administrative duties have been properly delegated under the Plan to the maximum extent permitted under the law, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct of the Committee, its members or such individuals.

23.         Statute of Limitations for Disputes and Claims Involving the Plan or Awards. If a Participant or any other person entitled to receive a payment with respect to any Award granted under the Plan disputes any action, omission, interpretation, or other issue arising under or related to the Plan or an Award Agreement, or such person believes that he or she has a claim against the Plan, the Corporation, the Board, the Committee, or any officer, employee, or agent of any of the foregoing under the terms of the Plan or any applicable Award Agreement, any action relating to such dispute must be brought in federal or state court within twelve (12) months after the dispute arises.

24.         Incentive Compensation Recoupment Policy. Notwithstanding any provision in the Plan or any Award Agreement to the contrary, the Plan and all Awards issued thereunder shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Corporation to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

79	2016 Proxy Statement

A.M. CASTLE & CO. ATTN: MAREC E. EDGAR 1420 KENSINGTON ROAD, SUITE 220 OAK BROOK, ILLINOIS 60523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors

Nominees

01	Gary A. Masse 02 Michael Sheehan 03 Richard N. Burger
						For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.	To approve the Company's executive compensation on an advisory (non-binding) basis.					☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

4.	To approve amendment of the Company's 2008 Omnibus Incentive Plan to increase the number of shares authorized there under and effect such other changes as described in the Proxy Statement.					☐	☐	☐

NOTE: This proxy confers discretionary authority for the proxy holders to vote on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000295178_1      R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

A.M. CASTLE & CO.

Annual Meeting of Stockholders on July 27, 2016

The undersigned, revoking all prior proxies, hereby constitutes and appoints Marec E. Edgar and Steven W. Scheinkman, true and lawful agents and proxy with full power of substitution in each, to attend the Annual Meeting of Stockholders of A.M. Castle & Co. to be held at the office of the Company, 1420 Kensington Road, Suite 220, Oak Brook, Illinois at 10:00 a.m., Central Daylight Savings Time, on Wednesday, July 27, 2016, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 and 4. THIS PROXY WILL BE VOTED IN THE DISCRECTION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

0000295178_1      R1.0.1.25